CONFORMED COPY INCORPORATING
AMENDMENT NO. 1

Exhibit 10.48
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 30, 2020 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG ACF FINCO I LP, AS ABL AGENT AND ARES CAPITAL CORPORATION AS TERM AGENT, AND CERTAIN OTHER PERSONS PARTY OR THAT MAY BECOME PARTY THERETO FROM TIME TO TIME, AND ACKNOWLEDGED BY CERTAIN LOAN PARTIES. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

CREDIT AGREEMENT
among
LIVANOVA USA INC.,
as Borrower,

LIVANOVA PLC,
as Holdings,
The Several Lenders
from Time to Time Parties Hereto,
ARES CAPITAL CORPORATION,
as Administrative Agent,
and
ARES CAPITAL CORPORATION,
as Collateral Agent
Dated as of June 10, 2020

TABLE OF CONTENTS
Page
SECTION 1.    DEFINITIONS                                1
1.1    Defined Terms                                1
1.2    Other Definitional Provisions                            42
1.3    Rounding                                    43
1.4    Corporate Terminology                            43
1.5    Uniform Commercial Code Definitions                    43
1.6    Divisions; Series                                44
SECTION 2.    AMOUNT AND TERMS OF TERM COMMITMENTS            44
2.1    Term Commitments                                44
2.2    Procedure for Term Loan Borrowing                        44
2.3    Repayment of Term Loans                            45
2.4    [Intentionally Omitted]                            45
2.5    Fees                                        45
SECTION 3.    GENERAL PROVISIONS APPLICABLE TO LOANS            46
3.1    Optional Prepayments                                46
3.2    Mandatory Prepayments; Prepayment Premium                46
3.3    Conversion and Continuation Options                    48
3.4    Limitations on LIBOR Tranches                        49
3.5    Interest Rates and Payment Dates                        49
3.6    Computation of Interest and Fees                        49
3.7    Benchmark Replacement                            50
3.8    Pro Rata Treatment; Application of Payments; Payments            51
3.9    Requirements of Law                                52
3.10    Taxes                                        53
3.11    Indemnity                                    57
3.12    Change of Lending Office                            57
3.13    Replacement of Lenders                            57
3.14    Evidence of Debt                                58
3.15    Illegality                                    59
1

3.16    Extension Offers                                59
SECTION 4.    REPRESENTATIONS AND WARRANTIES                60
4.1    Financial Condition                                60
4.2    No Change                                    61
4.3    Corporate Existence                                61
4.4    Power; Authorization; Enforceable Obligations                61
4.5    No Legal Bar                                    62
4.6    Litigation and Adverse Proceedings                        62
4.7    [Intentionally Omitted]                            62
4.8    Ownership of Property; Liens                            62
4.9    Intellectual Property                                62
4.10    Taxes                                        63
4.11    Federal Reserve Regulations                            63
4.12    Labor Matters                                    63
4.13    ERISA                                        64
4.14    Investment Company Act; Other Regulations                65
4.15    Capital Stock and Ownership Interests of Subsidiaries            65
4.16    Use of Proceeds                                65
4.17    Environmental Matters                            65
4.18    Accuracy of Information, etc                            66
4.19    Security Documents                                67
4.20    Solvency                                    68
4.21    [Reserved]                                    68
4.22    Compliance with Law                                68
4.23    Anti-Terrorism Laws                                68
4.24    Insurance                                    70
4.25    Choice of Law                                    70
4.26    Regulatory Matters                                70
SECTION 5.    CONDITIONS PRECEDENT                        72
5.1    Conditions Precedent to the Effective Date                    72
5.2    Conditions Precedent to Initial Credit Extension                73
5.3    Conditions to all Credit Extensions                        75
2

SECTION 6.    AFFIRMATIVE COVENANTS                        76
6.1    Financial Statements                                76
6.2    Certificates; Other Information                        77
6.3    Payment of Taxes                                79
6.4    Maintenance of Existence; Compliance                    80
6.5    Maintenance of Property; Insurance                        80
6.6    Inspection of Property; Books and Records; Discussions            80
6.7    Notices                                    81
6.8    Environmental Laws                                82
6.9    [Intentionally Omitted]                            83
6.10    Post-Closing; Additional Collateral, etc                    83
6.11    Further Assurances                                86
6.12    [Intentionally Omitted]                            86
6.13    Use of Proceeds                                86
6.14    [Intentionally Omitted]                            86
6.15    Intellectual Property                                87
6.16    Designation of Subsidiaries                            87
6.17    [Intentionally Omitted]                            88
6.18    U.K. PSC Register                                88
SECTION 7.    NEGATIVE COVENANTS                            88
7.1    Indebtedness                                    88
7.2    Liens                                        90
7.3    Fundamental Changes                                93
7.4    Disposition of Property                            94
7.5    Restricted Payments                                96
7.6    Investments                                    97
7.7    Certain Payments and Modifications of Certain Debt Instruments        99
7.8    Transactions with Affiliates                            100
7.9    [Intentionally Omitted]                            100
7.10    [Intentionally Omitted]                            100
7.11    Changes in Fiscal Periods; Accounting Changes                100
7.12    Negative Pledge Clauses                            101
3

7.13    Clauses Restricting Subsidiary Distributions                    101
7.14    Lines of Business                                103
7.15    Financial Performance Covenant                        103
SECTION 8.    EVENTS OF DEFAULT                            103
8.1    Events of Default                                103
SECTION 9.    THE AGENTS                                108
9.1    Appointment                                    108
9.2    Delegation of Duties                                108
9.3    Exculpatory Provisions                            108
9.4    Reliance by Agents                                109
9.5    Notice of Default                                109
9.6    Non-Reliance on Agents and Other Lenders                109
9.7    Indemnification                                110
9.8    Agent in Its Individual Capacity                        110
9.9    Successor Administrative Agent                        110
9.10    Agents Generally                                111
9.11    Lender Action                                    111
9.12    Withholding Tax                                111
9.13    Administrative Agent May File Proof of Claims                112
9.14    Lender Representations                            112
SECTION 10.    MISCELLANEOUS                                114
10.1    Amendments and Waivers                            114
10.2    Notices                                    116
10.3    No Waiver; Cumulative Remedies                        118
10.4    Survival of Representations and Warranties                    118
10.5    Payment of Expenses; Indemnity                        118
10.6    Successors and Assigns; Participations and Assignments            120
10.7    Sharing of Payments; Set-off                            125
10.8    Counterparts                                    126
10.9    Severability                                    126
10.10    Integration                                    127
10.11    GOVERNING LAW                                127
4

10.12    Submission To Jurisdiction; Waivers                        127
10.13    Acknowledgments                                127
10.14    Releases of Guarantees and Liens                        128
10.15    Confidentiality                                129
10.16    WAIVERS OF JURY TRIAL                        129
10.17    Judgment Currency                                130
10.18    Patriot Act Notice                                130
10.19    Acknowledgment and Consent to Bail-In of Affected Financial Institutions    130

5

ANNEX:
A    Agreed Security Principles

SCHEDULES:
1.1    Commitments
4.8    Ownership of Properties
4.9(a)    Intellectual Property(a)
4.9(b)    Intellectual Property(b)
4.15    Subsidiaries
4.19    UCC Filing Jurisdictions
4.24    Insurance
4.29    Indebtedness towards non-Loan Parties
4.26    Regulatory Matters
6.10    Post-Closing Requirements
7.1    Existing Indebtedness
7.2    Existing Liens
7.6    Existing Investments
7.12    Clauses Restricting Negative Pledges
7.13    Clauses Restricting Subsidiary Distributions
EXHIBITS:
A    Form of Assignment and Assumption
B    Form of Borrowing Notice
C    [Intentionally Omitted]
D-1    Form of Tax Status Certificate (For Non U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
D-2    Form of Tax Status Certificate (For Non U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
D-3    Form of Tax Status Certificate (For Non U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
D-4    Form of Tax Status Certificate (For Non U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
E    Form of Note
F-1    Form of Closing Certificate
F-2    Form of Compliance Certificate
H    Form of Intercompany Note
I    Form of Perfection Certificate
J    Form of Guarantee and Collateral Agreement
K    Form of Intercompany Subordination Agreement
L    Form of U.K. Floating Charge
M    Form of Borrower’s Closing Certificate
N    Form of Solvency Certificate
6

THIS CREDIT AGREEMENT, dated as of June 10, 2020, among LIVANOVA USA INC., a corporation organized under the laws of the State of Delaware (the “Borrower”), LIVANOVA PLC, a company incorporated under the laws of England and Wales (registered number 09451374) (“Holdings”), the financial institutions or entities from time to time parties to this Agreement as “Lenders”, ARES CAPITAL CORPORATION (“Ares”), as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”), and Ares, as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”).
WHEREAS, the Borrower has requested that the Lenders extend credit on the Closing Date to the Borrower in the form of an initial term loan in the form of a delayed draw facility in the aggregate principal amount of $450,000,000 to be drawn on the Closing Date (the “Initial Term Loan Facility”);
WHEREAS, (a) the proceeds of the Initial Term Loan Facility will be used (i) refinance in full the Existing Facilities (as defined herein) and (ii) to pay fees and expenses incurred in connection with the transactions contemplated hereby;
WHEREAS, on or about the Closing Date (as defined herein), the Borrower shall issue senior unsecured notes in a Syndicated Offering (as defined herein) in an aggregate principal amount of not less than $150,000,000 (the “Initial Syndicated Offering”);
WHEREAS, the Lenders are willing to make available the Initial Term Loan Facility for such purposes on the terms and subject to the conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto agree as follows:
SECTION 1.    DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABR”: a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the rate of interest published by the Wall Street Journal, from time to time, as the “U.S. Prime Rate,” (b) ½ of 1% per annum above the Federal Funds Effective Rate; (c) the LIBOR Rate for an Interest Period of three (3) months plus 1.00%, as adjusted to conform to changes as of the opening of business on the date of any such change of the LIBOR Rate; and (d) the ABR Floor. Changes in the rate of interest on that portion of any Term Loans maintained as ABR Loans will take effect simultaneously with each change in the ABR.
“ABR Floor”: 2.00%.
“ABR Loans”: Term Loans the rate of interest applicable to which is based upon the ABR.

“Acquired Person”: as defined in Section 7.1(i).
“Administrative Agent”: as defined in the preamble to this Agreement.
“Administrative Agent Parties”: as defined in Section 10.2(c).
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any U.K. Financial Institution.
“Affected Lender”: as defined in Section 3.13.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, including through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person; provided, that, the Agents and the Lenders shall not be an Affiliate of any Loan Party solely by reason of the provisions of the Loan Documents. For purposes of this definition, “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of management or policies of a Person, whether through ownership of securities, by contract or otherwise; provided, however, that for purposes of Section 7.8, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Capital Stock of the person specified, (ii) any person that is an officer or director of the person specified or (iii) any person that has, directly or indirectly, the power to direct or cause the direction of the management or policies of a Person, whether though the ability to exercise voting power, by contract or otherwise.
“Agent Related Parties”: the Administrative Agent, the Collateral Agent, and any of their respective Affiliates, officers, directors, employees, agents, advisors or representatives.
“Agents”: the collective reference to the Administrative Agent and the Collateral Agent.
“Agreed Security Principles”: the principles set forth in Annex A.
“Agreement”: this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Amendment No. 1 Effective Date”: December 30, 2020.
“Anti-Money Laundering Laws”: any and all laws, rules or regulations relating to money laundering or terrorism financing, including (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the PATRIOT Act, and its implementing regulations.
“Anti-Terrorism Laws”: Executive Order No. 13224, the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (each as from time to time in effect), the Money Laundering Regulations 2007 and the Terrorism Act 2000 (as amended by the Anti-Terrorism, Crime and Security Act 2001, the Terrorism Act 2006 and the Terrorism Act 2000 and Proceeds of Crime Act 2002 (Amendment) Regulations 2007) and all other laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time.
“Applicable Margin”: 6.50% for LIBOR Rate Loans and 5.50% for ABR Loans.
“Approved Fund”: with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans, or similar extensions of credit in the ordinary course and is administered or managed by (a) such Lender, (b) an Affiliate of such Lender, or (c) an entity or an Affiliate of an entity that administers or manages such Lender.
“Ares”: as defined in the preamble to this Agreement.
“Asset Sale”: any Disposition of Property or series of related Dispositions of Property, including, without limitation, any issuance of Capital Stock of any Subsidiary of Holdings to a Person other than to any Group Member (excluding in any case any such Disposition permitted by Section 7.4 other than Section 7.4(r)) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $7,500,000.
“Assignee”: as defined in Section 10.6(b).
“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, and, if applicable, the Borrower, substantially in the form of Exhibit A.
“Assignment Effective Date”: as defined in Section 10.6(d).
“ASU”: as defined in Section 1.2(d).
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other Insolvency Proceedings).
“Benchmark Replacement”: the sum of (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement.
“Benchmark Replacement Adjustment”: the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time; provided that, for the avoidance of doubt, the Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin.
“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent reasonably determines (in consultation with the Borrower) are appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent reasonably determines (in consultation with the Borrower) is necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date”: the earlier to occur of the following events with respect to LIBOR: (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; and (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event”: the occurrence of one or more of the following events: (1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, if, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; (2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, in each case, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, if, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or (3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.
“Benchmark Unavailability Period”: if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 3.7 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 3.7.
“Benefited Lender”: as defined in Section 10.7(a).
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Blocked Person”: as defined in Section 4.23(c).
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: as defined in the preamble to this Agreement.
“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
“Borrowing Notice”: as defined in Section 2.2.
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close or which is a day on which the Administrative Agent is otherwise closed for transacting business with the public; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, LIBOR Rate Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided that Capital Stock shall not include any debt securities that are convertible into or exchangeable for any of the foregoing Capital Stock.
“Capped Call”: the capped call options on ordinary shares of Holdings, to be entered into by the Borrower with certain financial institutions on or about the Closing Date for the purpose of hedging the Borrower’s obligations under the Initial Syndicated Offering.
“Cash Equivalents”:
(a)    Dollars, Euros and Pounds Sterling (and such other currency that is approved by the Administrative Agent) held in the ordinary course of business of the relevant Person;
(b)    marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition;
(c)    certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one (1) year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;
(d)    commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one (1) year from the date of acquisition;
(e)    repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government;
(f)    securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(g)    securities with maturities of one (1) year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or
(h)    shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended and (ii) are rated AAA by S&P and Aaa by Moody’s.
“Change of Control”: an event or series of events by which:
(a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of thirty-five percent (35%) or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis;
(b) at any time after the Effective Date, during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election, nomination or appointment to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;
(c) [Intentionally Omitted];
(d) Holdings ceases to beneficially own and control one hundred percent (100%) on a fully diluted basis of the economic and voting interest in the Capital Stock of Borrower; or
(e) a “Change of Control”, “fundamental change” or other similar concept as defined or included in any Junior Indebtedness Document or the Revolving Credit Agreement (to the extent any Revolving Loans are outstanding) shall occur.
“Closing Date”: the date on which all conditions set forth in Section 5.2 of this Agreement have been satisfied or waived by the Administrative Agent.
“Closing Date Loan Parties”: each of Holdings, the Borrower, CardiacAssist, Inc., ImThera Medical, Inc. and LIVN US 3, LLC.

“Code”: the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issues thereunder.
“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
“Collateral Agent”: as defined in the preamble to this Agreement.
“Commitment”: the Initial Term Loan Commitment of any Lender.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from to time, and any successor statute.
“Commonly Controlled Entity”: an entity, whether or not incorporated, that at any relevant time would be deemed to be under common control with the Borrower within the meaning of Section 4001 of ERISA or part of a group that includes the Borrower and that would be treated as a single employer under Section 414 of the Code.
“Communications”: as defined in Section 10.2(b).
“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit F-2.
“Compounded SOFR”: the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and the conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent (1) in accordance with the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR or (2) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with the preceding clause (1), then in accordance with the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines are substantially consistent with at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time (as a result of amendment or as originally executed) that are publicly available for review; provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement”.
“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA”: for any period, for Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis, without duplication, an amount equal to Consolidated Net

Income for such period plus (a) the following, in each case, to the extent deducted (and not added back) in calculating such Consolidated Net Income:
(i)    provisions for Taxes based on income or profits or capital, plus franchise or similar taxes and foreign withholding taxes;
(ii)    interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Term Loans) for such period;
(iii)    depreciation and amortization expense;
(iv)    non-cash stock-based compensation expense for such period;
(v)    all extraordinary, unusual or nonrecurring cash expenses and charges for such period; provided that amounts added back pursuant to this clause (v) when aggregated with amounts added back pursuant to clause (xiv) and clause (xvi) below, shall not exceed 25% of Consolidated EBITDA (calculated before giving effect to such adjustments) during such period;
(vi)    non-cash purchase accounting adjustments;
(vii)    costs and expenses incurred in connection with the transactions consummated in connection with the Transactions;
(viii)    any net loss from disposed or discontinued operations;
(ix)    all customary costs and expenses incurred or paid in connection with Investments (including Permitted Acquisitions) and with the issuance, prepayment or amendment or refinancing of Indebtedness permitted hereunder or issuance of Capital Stock, in each case whether consummated or not;
(x)    (I) expenses and charges paid in connection with the SNIA litigation and (II) expenses and charges incurred or accrued prior to the Effective Date with respect to other litigation disclosed in the public filings made by Holdings prior to the Effective Date, in each case of prongs (I) and (II) including any settlement thereof;
(xi)    [Intentionally Omitted];
(xii)    other expenses reducing such Consolidated Net Income which do not represent a cash item in such period (but excluding any such charge which requires an accrual of, or a cash reserve for, anticipated cash charges in any future period);
(xiii)    the aggregate net loss on the Disposition of property (other than accounts (as defined in the Uniform Commercial Code) and inventory) outside the ordinary course of business;

(xiv)    the amount of net cost savings and synergies projected by the Borrower in good faith as a result of actions taken (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, (B) no cost savings shall be added pursuant to this clause (xiv) to the extent duplicative of any such expenses or changes that are included in clauses (v), (viii), (xii) and (xiii) above and clause (xvi) below with respect to such period, (C) the benefits resulting therefrom are anticipated by the Borrower to be realized within twelve (12) months of such actions having been taken, and (D) amounts added back pursuant to this clause (xiv), when aggregated with amounts added back pursuant to clause (v) above and clause (xvi) below, shall not exceed 25% of Consolidated EBITDA (calculated before giving effect to such adjustments) during such period;
(xv)    any expenses or charge for such period to the extent covered by, and actually reimbursed by, the insurer within 180 days with respect to any business interruption insurance or similar insurance of Holdings, the Borrower or any Restricted Subsidiary in respect thereof (to the extent such payments or refunds are included in Consolidated Net Income); and
(xvi)    the actual amount of any restructuring charges, integration and facilities opening costs or other business optimization expenses (including cost and expenses relating to business optimization programs and new systems design and implementation costs) and project start-up costs; provided that (A) no such restructuring charges, integration or optimization expenses shall be added pursuant to this clause (xvi), to the extent they are duplicative of any such expenses or changes that are included in clauses (v), (viii), (xii), (xiii) and (xiv) above and (B) amounts added back pursuant to this clause (xvi), when aggregated with amounts added back pursuant to clause (v) and clause (xiv) above, shall not exceed 25% of Consolidated EBITDA (calculated before giving effect to such adjustments) during such period;
less (b) the following to the extent added in calculating such Consolidated Net Income:
(A)    all interest income for such period,
(B)    all Tax benefits for such period to the extent not netted in determining the amount for clause (a)(i) above,
(C)    non-cash purchase accounting adjustments, and
(D)    (i) the aggregate net gain from the Disposition of property (other than accounts (as defined in the Uniform Commercial Code) and inventory) outside the ordinary course of business, (ii) any net gain from disposed or discontinued operations, (iii) all extraordinary, unusual or nonrecurring gains for such period, and (iv) all non-cash items increasing Consolidated Net Income which do not represent a cash item in such period or any future period (but excluding any such items (x) in respect of which cash was received in a prior period or will be received in a future period or (y) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination hereunder, (x) if at any time during such Reference Period any Group Member shall have made any Asset Sale, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Asset Sale for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, in each case assuming the repayment of Indebtedness in connection therewith occurred as of the first day of such Reference Period and (y) if during such Reference Period any Group Member shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.
As used in this definition only, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person.
“Consolidated Funded Debt”: at any date, the aggregate principal amount of all Indebtedness of the type described in clauses (a), (b) (to the extent of Earn-Out Obligations and other similar obligations), (c), (e), (f) (to the extent of any unreimbursed drawings), (g) and (h) (to the extent relating to any of the aforementioned items) of the definition of such term of Holdings and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income”: for any period, the consolidated net income (or loss) of Holdings, the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that, (a) the undistributed earnings of any Subsidiary of Holdings that is not a Loan Party shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document), its Organizational Documents or Requirement of Law applicable to such Subsidiary; (b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded; (c)  [Intentionally Omitted]; (d) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) obligations under any Hedge Agreements or (iii) other derivative instruments, in each case, solely to the extent permitted under this Agreement shall be excluded; (e) [Intentionally Omitted]; (f) [Intentionally Omitted], and (g) the following items shall be excluded, in each case, solely to the extent permitted under this Agreement: (i) any net unrealized gain or loss (after any offset) resulting in such period under any Hedge Agreements (including, for the avoidance of doubt, the Capped Call) and the application of Statement of Financial Accounting Standards No. 133; and (ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from Hedge Agreements for currency exchange risk. In addition, to the extent not already included, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance.

“Contractual Obligation”: as to any Person, any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Core Business Segment”: each of Holdings’ business segments relating to cardiopulmonary Products, neuromodulation-based Products and advanced circulatory support Products, including, in each case, any Products, Intellectual Property and other assets related thereto.
“Corresponding Tenor”: with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustments) as the tenor of the applicable Interest Period with respect to LIBOR.
“Declined Proceeds”: as defined in Section 3.2.
“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender”: at any time, any Lender (a) that has failed for to comply with its obligations under Section 2.1 of this Agreement (a “funding obligation”), (b) that has notified the Administrative Agent or the Borrower, or has stated publicly, that it will not comply with any such funding obligation hereunder, (c) that has failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (d) with respect to which a Lender Insolvency Event has occurred and is continuing; provided that (i) the Administrative Agent and the Borrower may declare (A) by joint notice to the Lenders that a Defaulting Lender is no longer a “Defaulting Lender” or (B) that a Lender is not a Defaulting Lender if in the case of both clauses (a) and (b) the Administrative Agent and the Borrower each determines, in its reasonable discretion, that (x) the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply or (y) it is satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of voting stock or any other equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof unless such ownership or acquisition results in or provides such Lender with immunity from the jurisdiction of the courts within the United States from the enforcement of judgments, writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender. The Administrative Agent will promptly send to all parties hereto a notice when it becomes aware that a Lender is a Defaulting Lender and such determination by the Administrative Agent shall be conclusive and binding absent manifest error.
“Designated Non-Cash Consideration”: the fair market value of non-cash consideration received by a Group Member in connection with a Disposition pursuant to Section 7.4(r) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, Exclusive License, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock”: any Capital Stock that is not Qualified Capital Stock.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Loan Party”: any Loan Party that is a “United States Person,” as defined in the Code.
“Domestic Subsidiary”: any Subsidiary that is a “United States Person,” as defined in the Code, other than a Section 956 Excluded Subsidiary.
“Earn-Out Obligations”: those certain unsecured obligations of Holdings or any Subsidiary arising in connection with any acquisition of assets or businesses permitted under Section 7.6 to the seller of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition or in an employment agreement delivered in connection therewith.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
    “Early Opt-in Election”: the occurrence of: (1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.7, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and (2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an “Early Opt-in Election” has occurred and the provision by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent (with a copy to the Borrower), as applicable.
“Effective Date”: means June 10, 2020.

“Eligible Assignee”: any Assignee permitted by and consented to in accordance with Section 10.6(b).
“Eligible Foreign Pledged Subsidiary”: LivaNova Nederlands N.V., and any Loan Party incorporated in Canada and the United Kingdom.
“Environment”: ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Claims”: any and all administrative, regulatory, adjudicatory or judicial actions, suits, demands, demand letters, claims, liens, fines, penalties, requests for information, inquiries, notices of noncompliance or violation, investigations (other than internal reports prepared by the Loan Parties in the ordinary course of such Person’s business) or proceedings relating in any way to any Environmental Law, any Materials of Environmental Concern (including any exposure to any Materials of Environmental Concern), or any permit issued, or any approval given, under any such Environmental Law (“Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial, investigation, monitoring or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release of, or threat of Release of, Materials of Environmental Concern or arising from alleged injury or threat of injury to human health, public safety or the environment, pursuant to any Environmental Law.
“Environmental Laws”: any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) relating to pollution or protection of the Environment, including those relating to use, generation, storage, treatment, transport, Release or threat of Release of Materials of Environmental Concern, or to protection of human or animal health or safety (to the extent relating to exposure to Materials of Environmental Concern), as now or may at any time hereafter be in effect.
“ERISA”: the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued under it, as all may be amended from time to time.
“ERISA Event”: any one or more of the following: (a) the failure to make a required contribution to any Single Employer Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Single Employer Plan or Multiemployer Plan, or that such filing may be made; or a determination that any Single Employer Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, or that any Multiemployer Plan is, or is expected to be, considered a plan in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and

305 of ERISA; (b) a Reportable Event with respect to any Single Employer Plan; (c) the filing of a notice of intent to terminate any Single Employer Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Single Employer Plan or the termination of any Single Employer Plan under Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Single Employer Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA which would be reasonably be expected to constitutes grounds for the termination of, or the appointment of a trustee to administer, such Single Employer Plan; (e) the complete or partial withdrawal of any Group Member or any Commonly Controlled Entity from a Multiemployer Plan or the insolvency within the meaning of Section 4245 of ERISA of a Multiemployer Plan; (f) engaging in any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) involving any Single Employer Plan; (g) the cessation of operations at a facility of any Group Member or Commonly Controlled Entity in the circumstances described in Section 4062(e) of ERISA; (h) the withdrawal by any Group Member or Commonly Controlled Entity from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; or (i) a Group Member or a Commonly Controlled Entity incurs any liability under Title IV of ERISA with respect to any Single Employer Plan (other than premiums due and not delinquent under Section 4007 of ERISA).
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” and the designation “€” shall mean the single currency of the Participating Member States of the European Union.
“Eurocurrency Reserve Requirements”: for any day as applied to a LIBOR Rate Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
“Event of Default”: any of the events specified in Section 8.
“Exchange Act”: the Securities Exchange Act of 1934, as amended.
“Excluded Assets”: as defined in Section 6.10(g)(iii).
“Excluded Indebtedness”: all Indebtedness permitted by Section 7.1.
“Excluded Subsidiary”: any Subsidiary (1) for which guarantees at any time are prohibited or restricted by Requirements of Law (including financial assistance, fraudulent conveyance, preference, capitalization or any other Requirements of Law or regulations) (or contractually prohibited on the Closing Date (in the case of existing Subsidiaries) or on the date of acquisition or formation thereof (in the case of acquired or formed Subsidiaries), so long as such prohibition is not created in contemplation of such transaction) from guaranteeing the Obligations, or if guaranteeing the Obligations would require governmental (including regulatory) consent, non-disapproval, approval, filing, license or authorization (unless such consent, approval, license or authorization has been received), (2) not-for-profit Subsidiaries, captive insurance companies and special purpose entities, (3) that is not a Wholly Owned Subsidiary, (4) any Subsidiary where the cost of providing a guarantee, taken as a whole, outweighs the benefit to the Lenders, as determined in the reasonable discretion of the Administrative Agent and Borrower, (5) [intentionally omitted], (6) any special purpose entities (including receivables subsidiaries), (7) any Unrestricted Subsidiary, (8) Immaterial Subsidiaries, (9) any Subsidiary organized under the laws of any jurisdiction other than United States, England and Wales, Canada or Italy, (10) any Section 956 Excluded Subsidiary, (11) any subsidiary that is or, upon providing a guarantee, would become or be required to be registered as an investment company under the Investment Company Act of 1940, and (12) any subsidiary which would not be required to provide a guarantee pursuant to the Agreed Security Principles.
“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor, or the grant of such security interest, as applicable, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(f) and (d) any withholding Tax that is imposed pursuant to FATCA.
“Exclusive License”: any license by any Person of its owned Intellectual Property which provides the applicable licensee exclusive rights to exploit such Intellectual Property.
“Extension”: as defined in Section 3.16.
“Extension Loan”: as defined in Section 3.16.
“Extension Offer”: as defined in Section 3.16.
“Existing Facilities”: (i) the facility agreement with Bank of America Merrill Lynch International DAC, Barclays Bank PLC, BNP Paribas (London Branch) and Intesa Sanpaolo S.P.A, dated as of March 29, 2019, (ii) the facility agreement with Banca Nazionale del Lavoro S.p.A., dated as of July 25, 2019, (iii) the 2017 European Investment Bank loan, dated as of June 29, 2017, and (iv) the 2014 European Investment Bank loan dated as of May 6, 2014.
“Existing Intercompany Notes”: (a) intercompany promissory notes originally issued on October 16, 2015 for a principal amount of, respectively, $850,000,000 and $150,000,000, assumed by the Borrower, as debtor, and held by LivaNova Hungary Limited Liability Company, as creditor, and (b) the intercompany promissory note originally issued on December 21, 2015 by Holdings, as debtor, and LIVN UK HoldCo Limited, as creditor, having a principal amount outstanding of $85,239,113, including in each case any amendment, modification or Permitted Refinancing thereof.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or other official administrative guidance or interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA”: the Foreign Corrupt Practices Act of 1977, as amended from time to time, and the rules and regulations thereunder.
“FDA”: the United States Food and Drug Administration and any successor thereto.
“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent in a commercially reasonable manner.

“Federal Reserve Bank of New York’s Website”: the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letter”: the Fee Letter dated as of the Effective Date, by and between the Borrower, Holdings and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.
“FEMA”: the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.
“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.
“Foreign Lender”: any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Pledge Agreement”: a pledge or charge agreement with respect to any Collateral that constitutes Capital Stock of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent; provided that no pledge or charge agreement shall be provided with respect to the Capital Stock of a Subsidiary of the Borrower that is a Section 956 Excluded Subsidiary except for a pledge of no more than 65% of the voting Capital Stock of such Section 956 Excluded Subsidiary.
“Foreign Security Document”: as defined in Section 4.19.
“Foreign Subsidiary”: any Subsidiary of Holdings that is not a Domestic Subsidiary.
“Funded Debt”: as to any Person, without duplication, (a) all Indebtedness of the type described in clauses (a), (b) (to the extent of Earn-Out Obligations and other similar obligations), (c), (e), (f) (to the extent of any unreimbursed drawings thereunder) and (h) and (b) Indebtedness of the type described in clause (g) of the definition of such term of such Person that matures more than one (1) year from the date of its creation or matures within one (1) year from such date but is renewable or extendible, at the option of such Person, to a date more than one (1) year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Term Loans.
“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time subject to Section 1.2(e).
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank) and any securities exchange.
“Governmental Authorization”: with respect to any Person, all laws, rules, regulations, authorizations, consents, decrees, permits (including Regulatory Required Permits), licenses, waivers, privileges, approvals, registrations, listings, certificates, clearances, concessions, grants, franchises, variances or permissions from and filings with, any Governmental Authorities, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and any supplements or amendments with respect to the foregoing.
“Group Members”: the collective reference to Holdings, the Borrower and the Restricted Subsidiaries.
“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement dated as of the Closing Date executed and delivered by the Borrower and each other Loan Party that is a party thereto substantially in the form of Exhibit J hereto.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any direct or indirect obligation, whether contingent or not, of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guarantors”: collectively, the Secured Guarantors and the Unsecured Guarantor.
“Health Care Laws”: all Requirements of Law relating to the procurement, development, provision, clinical and non-clinical evaluation or investigation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or post-market requirements of any Product (including, without limitation, any component of, or accessory to, such Product) subject to regulation under the Federal Food, Drug, and Cosmetic Act or otherwise regulated by the FDA and similar state or foreign laws, Medicare, Medicaid, and all laws and regulations pursuant to which Regulatory Required Permits are issued, in each case, as the same may be amended from time to time.
“Hedge Agreements”: any agreement with respect to any cap, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.
“Holdings”: as defined in the preamble to this Agreement.
“HV Purchase Agreement”: the share and asset purchase agreement entered into by and between Holdings and Mitral HoldCo S.à r.l. on December 2, 2020, relating to the Disposition by Holdings and other Group Members of the heart valve-business segment.
“Immaterial Subsidiary”: any Subsidiary, now existing or hereafter acquired or formed and each successor thereto, (a) which accounts for not more than the lesser of 5% of (i) the consolidated gross revenues (after intercompany eliminations) of Holdings, the Borrower and the Restricted Subsidiaries and (ii) the consolidated assets (after intercompany eliminations) of Holdings, the Borrower and the Restricted Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter as reflected on the financial statements for such quarter, and (b) if the Subsidiaries that constitute Immaterial Subsidiaries pursuant to clause (a) above that are organized in the United States, Canada or the United Kingdom and are not otherwise Excluded Subsidiaries account for, in the aggregate, more than the lesser of (i) 10% of such consolidated gross revenues (after intercompany eliminations) and (ii) 10% of the consolidated assets (after intercompany eliminations), each as described in clause (a) above, then the Borrower shall designate one or more such Subsidiary to be excluded from the definition of “Immaterial Subsidiary” as may be necessary to eliminate such excess, provided, that (i) LivaNova IP Limited shall not be deemed an Immaterial Subsidiary and (ii) no Subsidiary owning any Permits, Intellectual Property, Products or other assets, in each case that are necessary to the operations of Holdings and its Restricted Subsidiaries (taken as a whole) in the good faith opinion of Holdings shall not be deemed an Immaterial Subsidiary without the express written consent of the Administrative Agent.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (including Earn-Out Obligations but excluding current trade payables and payroll liabilities incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, loan agreements, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 7.1 and 8(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (j) above (including as such clause applies to Section 8(e)), the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated. For the avoidance of doubt Indebtedness does not include compensation and benefits paid, to be paid, provided or to be provided, in the ordinary course of business and not yet overdue.
“Indemnified Liabilities”: as defined in Section 10.5(b).
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and, (b) to the extent not otherwise described in subsection (a), Other Taxes.
“Indemnitee”: as defined in Section 10.5(b).
“Insolvency Proceeding”: any proceeding commenced by or against any Person under any provision of any state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Initial Term Loan Commitment”: the amount set forth opposite such Lender’s name on Schedule 1.1 as such Lender’s “Initial Term Loan Commitment” as the same shall be permanently reduced to $0 after to the funding of the Term Loans on the Closing Date.
“Initial Term Loan Commitment Expiration Date”: June 17, 2020.
“Initial Term Loan Facility”: as defined in the recitals to this Agreement.
“Initial Term Loan Lender”; each Lender that held an Initial Term Loan Commitment.
“Initial Term Loan”: as defined in Section 2.1.
“Initial Term Loan Percentage”: as to any Initial Term Loan Lender, the percentage which such Initial Term Loan Lender’s Initial Term Loan Commitment then constitutes of the aggregate Initial Term Loan Commitments.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.
“Intellectual Property”: collectively, all United States and foreign (a) patents, patent applications, certificates of inventions, industrial designs, together with any and all inventions described and claimed therein, and reissues, divisions, continuations, extensions and continuations-in-part thereof and amendments thereto; (b) trademarks, service marks, certification marks, trade names, slogans, logos, trade dress, Internet Domain Names, and other source identifiers, whether statutory or common law, whether registered or unregistered, and whether established or registered in the United States or any other country or any political subdivision thereof, together with any and all registrations and applications for any of the foregoing, goodwill connected with the use thereof and symbolized thereby, and extensions and renewals thereof and amendments thereto; (c) copyrights (whether statutory or common law, and whether published or unpublished), copyrightable subject matter, and all mask works (as such term is defined in 17 U.S.C. Section 901, et seq.), together with any and all registrations and applications therefor, and renewals and extensions thereof and amendments thereto; (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”); (e) trade secrets and proprietary or confidential information, data and databases, know-how and proprietary processes, designs, inventions, and any other similar intangible rights, to the extent not covered by the foregoing, whether statutory or common law, whether registered or unregistered; (f) income, fees, royalties, damages and payments now and hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present or future infringements, misappropriations or other violations thereof; (g) rights and remedies to sue for past, present and future infringements, misappropriations and other violations of any of the foregoing; and (h) rights, priorities, and privileges corresponding to any of the foregoing.

“Intellectual Property Security Agreements”: the Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, each as defined in the Guarantee and Collateral Agreement.
“Intercreditor Agreement”: that certain Intercreditor Agreement, dated as the Amendment No. 1 Effective Date between Administrative Agent and Revolving Loan Agent, and acknowledged by the Loan Parties, as amended, restated, supplemented or otherwise modified from time to time, in accordance with its terms.
“Intercompany Note”: the Intercompany Note to be executed and delivered by each Subsidiary of Holdings that is not a Loan Party, substantially in the form attached hereto as Exhibit H.
“Intercompany Subordination Agreement”: the Intercompany Subordination Agreement among the Loan Parties, the other Group Members party thereto, and the Agents, substantially in the form of Exhibit K hereto.
“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any LIBOR Rate Loan having an Interest Period of three (3) months or less, the last day of such Interest Period, and (c) as to any LIBOR Rate Loan having an Interest Period longer than three (3) months, each day that is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.
“Interest Period”: as to any LIBOR Rate Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six month thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 12:00 Noon, New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    the Borrower may not select an Interest Period that would extend beyond the Term Loan Maturity Date; and
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Internet Domain Names”: all Internet domain names and associated URL addresses.
“Investments”: as defined in Section 7.6.
“IRS”: the United States Internal Revenue Service.
“Junior Indebtedness Documentation”: any documentation governing any Junior Indebtedness.
“Junior Indebtedness”: (a) any Syndicated Offering and (b) any Indebtedness of any Person so long as (i) such Indebtedness shall not require any amortization prior to the date that is 91 days following the Term Loan Maturity Date; (ii) the weighted average maturity of such Indebtedness shall occur after the date that is 91 days following the Term Loan Maturity Date; (iii) the mandatory prepayment provisions, affirmative and negative covenants and financial covenants shall be no more restrictive, taken as a whole, than the provisions set forth in the Loan Documents, as determined in good faith and certified in writing to the Administrative Agent by a Responsible Officer of the Borrower; (iv) such Indebtedness is unsecured; (v) such Indebtedness shall be Subordinated Indebtedness; and (vi) if such Indebtedness is incurred by a Subsidiary that is not a Loan Party or Pledged Company, (x) such Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee and Collateral Agreement, and (y)  to the extent that such Indebtedness is guaranteed by a Loan Party, such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness.
“Lender Insolvency Event”: (a) a Lender or its Parent Company is adjudicated by a Governmental Authority to be insolvent, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or such Lender becomes the subject of a Bail-In Action, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has indicating its consent to or acquiescence in any such proceeding or appointment.
“Lenders”: each Term Lender.
“LIBOR”: with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, the rate per annum offered for deposits of Dollars for the applicable Interest Period that appears on Bloomberg Professional Service Page BBAM1 as of approximately 11:00 A.M., London, England time, two (2) Business Days prior to the first day of such Interest Period for a three (3) month term; multiplied by (ii) the Statutory Reserve Rate. If for any reason the rate referred to herein is not available, for any such interest period, such rate will be a comparable successor or alternative interbank rate for deposits in Dollars that it, at such time, broadly accepted by the loan market in lieu of the Eurodollar Rate and is reasonably acceptable to the Administrative Agent and the Borrower; provided that, to the extent a successor or alternative index rate cannot be agreed upon within five (5) Business Days after the Eurodollar Rate becomes unavailable, all Loans hereunder will be deemed to be ABR Loans (and shall bear interest accordingly) for purposes of the definition of “Applicable Margin” and Section 3.5, until such time as an alternative rate can be agreed upon.
“LIBOR Floor”: 1.00%.
“LIBOR Rate”: with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, the rate per annum equal to the greater of (a) the LIBOR Floor and (b) for each Interest Period following the initial Interest Period, the rate per annum determined by the Administrative Agent (rounded upward to the nearest 1/100th of 1%) by dividing (i) LIBOR for such Interest Period by (ii) 1.00 - Eurocurrency Reserve Requirements. The LIBOR Rate shall be adjusted on and as of the effective date of any change in the Eurocurrency Reserve Requirements.
“LIBOR Rate Loans”: loans the rate of interest applicable to which is based upon the LIBOR Rate.
“LIBOR Tranche”: the collective reference to LIBOR Rate Loans under a particular loan facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Lien”: means, with respect to any property or asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, charge or security interest in, on, of or with respect to such property or asset, (b) any right, title or interest of any Person (including any vendor or lessor) under any conditional sale agreement, capital lease or title retention agreement (or any capital or financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset and (c) in the case of securities (debt or equity), any purchase option, call, put or similar right of any Person with respect to such securities.
“Loan Documents”: this Agreement, the Security Documents, the Fee Letter, the Intercompany Subordination Agreement, the Intercreditor Agreement and any Notes issued by the Borrower hereunder, any intercreditor or subordination agreements in favor of the Administrative Agent with respect to this Agreement, and any other agreement entered into now, or in the future, by any Loan Party, on the one hand, and the Administrative Agent or Lender, on the other hand, in connection with this Agreement, and designated in writing as a “Loan Document” by the parties thereto.
“Loan Party”: each of Holdings, the Borrower and the Secured Guarantors.
“Make-Whole Premium” with respect to any prepayment of the Term Loans at any time on or prior to the second anniversary of the Closing Date, the excess of (a) the sum of the present value of (i) one hundred two percent (102%) of the outstanding principal amount of the Term Loans being prepaid as of such date of prepayment, plus (ii) all required interest payments due on the Term Loans being prepaid from the date of prepayment through and including the second anniversary of the Closing Date, which such present value shall be computed using a discount rate equal to the Treasury Rate as of the relevant prepayment date (subject to a zero floor) plus fifty (50) basis points over (b) the principal amount of the Term Loans being prepaid; provided, that in no event shall the Make-Whole Premium be less than zero.
“Margin Stock”: as defined in Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.
“Material Adverse Effect”: (a) a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise), or results of operations of Holdings and its Subsidiaries, taken as a whole; (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; (c) the Secured Parties’ ability to enforce their rights or remedies hereunder or under any of the other Loan Documents, or (d) the ability of Holdings and its Subsidiaries, taken as a whole, to perform their payment obligations under the Loan Documents to which they are parties in accordance with their terms.
“Material Indebtedness”: of any Person at any date, Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, per- and polyfluoroalkyl substances and toxic mold or any substances, materials, wastes, pollutants or contaminants in any form regulated under or for which liability can be imposed under any Environmental Law, including asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, radiation, and electromagnetic or radio frequency emissions.
“Maximum Rate”: as defined in Section 3.5(e).
“Moody’s”: Moody’s Investors Service, Inc.
“Mortgaged Properties”: the real properties as to which the Collateral Agent for the benefit of the Secured Parties is granted a Lien pursuant to the Mortgages pursuant to Section 6.10.
“Mortgages”: any mortgages and deeds of trust or any other documents creating and evidencing Liens on Mortgaged Properties made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, which shall be in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent.
“Multiemployer Plan”: a Plan that is a “multiemployer” plan as defined in Section 4001(a)(3) of ERISA.
“Multiple Employer Plan”: a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Group Member or any Commonly Controlled Entity and at least one person other than a Group Member or a Commonly Controlled Entity or (b) was so maintained and in respect of which any Group Member or a Commonly

Controlled Entity could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Cash Proceeds”:
(a)    in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or held in escrow or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received and net of costs, amounts and taxes set forth below), net of:
(i)    attorneys’ fees, accountants’ fees, investment banking fees and other professional and transactional fees actually incurred in connection therewith and directly related thereto;
(ii)    amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document);
(iii)    [Intentionally Omitted];
(iv)    Taxes actually paid or reasonably estimated (in good faith) to be payable within the next twelve (12) months as a result thereof (after taking into account any available Tax credits or deductions and any Tax sharing arrangements) provided, that if, after the expiration of the twelve (12) month period, the amount of estimated or assessed Taxes, if any, exceeded the Taxes actually paid in cash in respect of proceeds from such Asset Sale, the aggregate amount of such excess shall constitute Net Cash Proceeds under Section 3.2 and, subject to Section 3.2(b), be immediately applied to the prepayment of the Obligations in accordance with Section 3.2(d);
(v)    amounts provided as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in an Asset Sale (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Asset Sale); provided that such amounts shall be considered Net Cash Proceeds upon release of such reserve; and
(b)    [Intentionally Omitted]; and
(c)    in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and directly related thereto.
“Net Revenue”: for any period, (a) the gross revenues during such period of Holdings, the Borrower and the Restricted Subsidiaries, less (b)(i) discounts, refunds, rebates, charge backs, retroactive price adjustments and any other allowances which effectively reduce net selling price and (ii) any other similar and customary deductions used by Holdings, the Borrower or any Restricted Subsidiary in determining net revenues, all, in respect of (a) and (b), as determined in accordance with GAAP and in the ordinary course of business (and not, for the avoidance of doubt, revenues from extraordinary, nonrecurring, unusual or non-ordinary course events).
“Non-Consenting Lenders”: as defined in Section 10.1.
“Non-Defaulting Lender”: at any time, a Lender that is not a Defaulting Lender.
“Non-U.S. Pension Plan”: any plan, fund or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by a Group Member primarily for the benefit of employees of Group Members residing outside the United States, which plan, fund or other similar program provides for, or results in, retirement income of such employees or a deferral of income from such employees in contemplation of retirement or payments to be made upon termination of employment, and is not subject to ERISA or the Code.
“Notes”: the collective reference to any promissory note evidencing Loans.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Term Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and any Prepayment Premium and/or Make-Whole Premium) the Term Loans, premiums and all other obligations and liabilities of the Loan Parties to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any Qualified Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that, notwithstanding anything to the contrary contained herein or in the other Loan Documents, the Obligations shall exclude any Excluded Swap Obligations of any Guarantor.
“OFAC”: as defined in Section 4.23(a).
“Offer”: as defined in Section 10.6(b).
“Offer Loans”: as defined in Section 10.6(b).
“Organizational Documents”: as to any Person, the Certificate of Incorporation, Certificate of Formation, By-Laws, Limited Liability Company Agreement, Memorandum and Articles of Association, Partnership Agreement or other similar organizational or governing documents of such Person.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes”: any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.13).
“Parent Company”: with respect to a Lender, the bank holding company (as defined in Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant”: as defined in Section 10.6(e).
“Participant Register”: as defined in Section 10.6(e).
“Participating Member States”: means any member state of the European Union that has Euro as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union.
“Patriot Act”: the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA (or any successor entity performing similar functions).
“Pensions Act 2004”: the Pensions Act 2004 under the laws of England and Wales.
“Pensions Regulator”: the body corporate called the Pensions Regulator established under Part 1 of the Pensions Act 2004.
“Pension Schemes Act 1993”: the Pension Schemes Act 1993 under the laws of England and Wales.
“Permit”: with respect to any Person, any permit, approval, clearance, authorization, enrollment, license, registration, certificate, concession, grant, franchise, variance or permission from, any Governmental Authority, in each case, whether or not having the force of law and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject.

“Perfection Certificate”: a perfection certificate in the form of Exhibit I or any other form approved by the Collateral Agent, as the same may be supplemented from time to time.
“Permitted Acquisition”: any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or a majority of the Capital Stock of, or a business line or unit or a division of, any Person; provided:
(a)    immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(b)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
(c)    in the case of the acquisition of Capital Stock, such Capital Stock shall become subject to a security interest in favor of the Collateral Agent for the benefit of the Secured Parties and the issuer of such Capital Stock shall become a Loan Party, in each case, in accordance with Section 6.10 and 6.11;
(d)    the Total Leverage Ratio, calculated on a pro forma basis after giving effect to such acquisition as if such acquisition had occurred on the first day of the most recent period of four (4) consecutive fiscal quarters of the Borrower for which financial statements are available shall be less than 6.00:1.00;
(e)    Holdings shall have delivered to the Administrative Agent at least five (5) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with clause (d) above and compliance with clause (f) and (g) below, together with all relevant financial information with respect to such acquired assets, including, in the event the Consolidated EBITDA (calculated on a pro forma basis) of the assets and property subject to such acquisition is greater than 25% of the Consolidated EBITDA (calculated on a pro forma basis) of Holdings, appropriate revisions to the Projections to the extent provided pursuant to Section 6.2(b), appropriate revisions to such Projections after giving effect to such proposed acquisition (such revised projections or Projections to be accompanied by a certificate of a Responsible Officer of the Borrower stating that such revised projections or Projections are based on estimates, information and assumptions set forth therein and otherwise believed by such Responsible Officer of the Borrower to be reasonable at such time (it being recognized that such revised projections or Projections relate to future events and are not to be viewed as fact and that actual results during the period covered thereby may differ from such revised projections or Projections by a material amount));
(f) the total consideration paid or payable for Permitted Acquisitions shall not exceed $500,000,000 in the aggregate; provided, that the total consideration paid or payable for Permitted Acquisitions of Persons that do not become Loan Parties (or of assets by non-Loan Parties) shall not exceed $100,000,000 in the aggregate; and

(g)    any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which Holdings and/or its Subsidiaries are engaged, or are permitted to be engaged, as provided in Section 7.14, as of the time of such acquisition.
“Permitted Refinancing”: as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied: (a) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced; (b) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized amount) then outstanding of the Indebtedness being refinanced, plus any required premiums and other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by any amount equal to any existing commitments unutilized thereunder; (c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced; (d) the security, if any, for the refinancing Indebtedness shall be substantially the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness); and (e) to the extent that the Indebtedness being refinanced was subordinated to the Obligations, the refinancing Indebtedness is subordinated to the Obligations on terms that are at least as favorable, taken as a whole, as the Indebtedness being refinanced (as determined in good faith and certified in writing to the Administrative Agent by a Responsible Officer of the Borrower) and the holders of such refinancing Indebtedness have entered into any subordination or intercreditor agreements reasonably requested by the Administrative Agent evidencing such subordination.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which any Group Member or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, and each such plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which any Group Member or any Commonly Controlled Entity maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.
“Platform”: as defined in Section 6.1.
“Pledged Company”: any Subsidiary of Holdings the Capital Stock of which is pledged to the Collateral Agent pursuant to any Security Document.

“Pledged Equity Interests”: as defined in the Guarantee and Collateral Agreement.
“Portfolio Interest Exemption”: as defined in Section 3.10.
“Pound Sterling”: the lawful currency of the United Kingdom.
“Prepayment Premium”: as defined in Section 3.2(g).
“Products”: any item or any service that is researched or developed, created, designed, tested, packaged, labeled, made available, distributed, manufactured, labeled, managed, performed, or otherwise used, offered, marketed, sold, or handled by or on behalf of the Loan Parties or any of their Subsidiaries, whether marketed or in development.
“Pro Forma Financial Statements”: as defined in Section 4.1(a).
“Projections”: as defined in Section 6.2(b).
“Properties”: as defined in Section 4.17(a).
“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
“PSC Register”: a PSC register within the meaning of section 790C(10) of the U.K. Companies Act 2006.
“PSC Registrable Person”: a “registrable person” or “registrable relevant legal entity” within the meaning of section 790C(4) and (8) of the U.K. Companies Act 2006.
“PTE”: a prohibited transaction class exemption issued by the United States Department of Labor, as any such exemption may be amended from time to time.
“Qualified Capital Stock”: any Capital Stock (other than warrants, rights or options referenced in the definition thereof) that either (a) does not have a maturity and is not mandatorily redeemable, or (b) by its terms (or by the terms of any employee stock option, incentive stock or other equity-based plan or arrangement under which it is issued or by the terms of any security into which it is convertible or for which it is exchangeable (or from which it was converted or exchanged)), or upon the happening of any event, (x) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (excluding any mandatory redemption resulting from an asset sale or change in control so long as no payments in respect thereof are due or owing, or otherwise required to be made, until all Obligations have been paid in full in cash), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case, at any time on or after the one hundred eighty-first day following the Term Loan Maturity Date, or (y) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (or has been converted or exchanged from) (i) debt securities or (ii) any

Capital Stock referred to in clauses (a) or (b)(x) above, in each case, at any time on or after the one hundred eighty-first day following the Term Loan Maturity Date.
“Qualified Counterparty”: with respect to any Hedge Agreement, any counterparty thereto that is, or that at the time such Hedge Agreement was entered into, was, (i) a Lender or an Affiliate of a Lender, (ii) an Agent or an Affiliate of an Agent or (iii) any Person approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that, in the event a counterparty to a Hedge Agreement at the time such Hedge Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents.
“Real Property”: with respect to any Person, all right, title and interest of such Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.
“Recall”: (i) the physical removal of a product from its point of use to some other location for repair, modification, adjustment, relabeling, destruction or inspection; or (ii) the repair, modification, adjustment, relabeling, or destruction of a device to prevent a serious injury or death without its physical removal from its point of use to some other location.
“Recipient”: (a) the Administrative Agent or (b) any Lender, as applicable.
“Recovery Event”: any settlement of or payment in excess of $7,500,000 in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.
“Regulatory Required Permit”: any and all licenses, clearances, exemptions, approvals, registrations, listings, and permits issued by or filed with the FDA or any other applicable health-care regulatory Governmental Authority, including, without limitation, any 510(k) premarket clearance, grant of a de novo request, premarket approval application (“PMA”), or investigational device exemption (“IDE”), or the foreign equivalent to any of the foregoing necessary for the design, testing, manufacture, processing, assembly, packaging, labeling, marketing, distribution, commercialization, import, export, or sale of any Product by any applicable Group Member (or Group Members) as such activities are being conducted by such Group Member (or Group Members) and its (or their) Subsidiaries with respect to such Product; and any device listings and device establishment registrations under 21 C.F.R. Part 807.
“Register”: as defined in Section 10.6(d).
“Regulation S-X”: Regulation S-X promulgated under the Securities Act.
“Regulation T”: Regulation T of the Board as in effect from time to time.
“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.
“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 3.2(b) as a result of a Reinvestment Event.
“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which any Loan Party or other Restricted Subsidiary intends and expects to reinvest all or a specified portion of the Net Cash Proceeds (and provides written notice to the Administrative Agent of such intent within thirty (30) days of such Loan Party’s or Restricted Subsidiary’s receipt of such Net Cash Proceeds) of an Asset Sale or Recovery Event in assets of a kind then usable in its business (including by making Permitted Acquisitions); provided that Net Cash Proceeds may not be invested or reinvested in any Unrestricted Subsidiary; provided further that concurrently with the delivery of any financial statements pursuant to Section 6.1(a), to the extent not previously disclosed and delivered to the Administrative Agent and the Collateral Agent, the Borrower shall deliver a written notice executed by a Responsible Officer certifying as to the relevant portion of the Net Cash Proceeds from any Asset Sale or Recovery Event subject to a Reinvestment Event occurring during such fiscal year.
“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount reinvested prior to the relevant Reinvestment Prepayment Date in assets of a kind then usable in the Loan Party’s or Restricted Subsidiary’s businesses (including by making Permitted Acquisitions).
“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve (12) months (or if such Loan Party or other Restricted Subsidiary has entered into a legally binding commitment in writing to reinvest such Reinvestment Deferred Amount during such twelve (12) month period, eighteen (18) months) after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, reinvest the relevant Reinvestment Deferred Amount in accordance with this Agreement.
“Rejection Notice”: as defined in Section 3.2(h).
“Related Indemnified Person”: of an indemnified person means (a) any controlling person or controlled affiliate of such indemnified person, (b) the respective directors, officers, or employees of such indemnified person or any of its controlling persons or controlled affiliates and (c) the respective agents of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such indemnified person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Agreement and the Term Loans.
“Related Party Register”: as defined in Section 10.6(d).

“Release”: any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, migrating, escaping, emptying, injection, or leaching into the Environment, or into or from any building or facility.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived pursuant to PBGC Reg. § 4043.
“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the Total Term Commitments then in effect.
“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, in each case, any applicable Health Care Laws.
“Resolution Authority” shall means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.
“Responsible Officer”: in respect of the Borrower, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower (unless otherwise specified), but in any event, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer of the Borrower and, in respect of Holdings, a director of Holdings or an individual appointed as an attorney or delegate of a director of Holdings (unless otherwise specified).
“Restricted Payments”: as defined in Section 7.5.
“Restricted Subsidiary”: any Subsidiary of Holdings that is not an Unrestricted Subsidiary.
“Revolving Loan Agent” shall mean ACF FINCO I LP, or any successor “Administrative Agent” as such term is defined in the Revolving Credit Agreement in accordance with the terms of the Intercreditor Agreement.
“Revolving Credit Agreement” shall mean that certain Credit Agreement dated as of the Amendment No. 1 Effective Date among the Borrower, ACF FINCO I LP, as administrative agent, the lenders from time to time party thereto, and the other parties thereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“Revolving Loan Indebtedness” shall mean Indebtedness under the Revolving Loan Documents.
“Revolving Loan Lenders” shall mean “Lenders” as such term is defined in the Revolving Credit Agreement.
“Revolving Loan Documents” shall mean the Revolving Credit Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Loan Party (as defined under the Revolving Credit Agreement) with, to or in favor of the Revolving Loan Agent, the Revolving Loan Lenders, or any of them, in connection therewith or related thereto, and designated in writing as a “Loan Document” by the parties thereto, as all of the foregoing now exist or may hereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.
“S&P”: Standard & Poor’s Ratings Services.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Section 956 Excluded Subsidiaries”: (1) (i) any non-US subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code and (ii) any subsidiary (including a disregarded entity for U.S. federal income tax purposes) of the Borrower substantially all of whose assets are direct or indirect interests in the equity or equity and debt of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code (each, a “Foreign Holdco”) and (2) any subsidiary of Borrower, whose provision of a guarantee would reasonably result in an investment in “United States property” by a controlled foreign corporation within the meaning of sections 956 and 957 of the Code (or any similar law or regulation in any applicable jurisdiction) or otherwise result in material adverse tax consequences to the Borrower and/or its Affiliates, as reasonably determined by the Borrower.
“Secured Guarantor”: each of Holdings and each Subsidiary of Holdings (other than the Borrower) that guarantees and secures the Obligations pursuant to a Loan Document or pursuant to Section 6.10.
“Secured Leverage Ratio”: at any date, the ratio of (a) Consolidated Funded Debt secured by a Lien on all or any portion of the Collateral or any other assets of any of the Group Members as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date.
“Secured Parties”: the collective reference to the Lenders, the Agents and the Qualified Counterparties, and each of their successors and assigns.
“Securities Act”: the Securities Act of 1933, as amended.
“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the U.K. Security Documents, the Mortgages, the Intellectual Property Security

Agreements and all other security documents hereafter delivered to the Administrative Agent or the Collateral Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document or any Specified Hedge Agreement.
“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
“SOFR” with respect to any Business Day means a rate per annum equal to the secured overnight financing rate published for such Business Day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website on the immediately succeeding Business Day.
“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.
“Software”: as defined in the definition of Intellectual Property.
“Solvency Certificate”: a solvency certificate dated as of the Closing Date, substantially in the form of Exhibit N.
“Solvent”: as to any Person at any time, that (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities, including contingent liabilities; (c) such Person has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date; and (e) it is not unable to pay its debts as they fall due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Special Flood Hazard Area”: an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.
“specified currency”: as defined in Section 10.17.
“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by any Loan Party and any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower as a Specified Hedge Agreement pursuant to the Guarantee and Collateral Agreement, and is reasonably satisfactory to the Administrative Agent; provided that a Hedge Agreement permitted under Section 7.1(f) shall be satisfactory.

“Statutory Reserve Rate” for any day as applied to any LIBOR Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Stock Certificates”: Collateral consisting of certificates representing Capital Stock of any Subsidiary of Holdings for which a security interest can be perfected by delivering such certificates.
“Subordinated Indebtedness”: any unsecured Junior Indebtedness of any Loan Party (x) the payment of principal and interest of which and other obligations of the such Loan Party in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent and (y) except with respect to any Syndicated Offering, which is subject to a subordination agreement that is reasonably satisfactory to Administrative Agent.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.
“Survey”: a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, provided that the Borrower shall have a reasonable amount of time to deliver such redated survey, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue customary endorsements or (b) otherwise acceptable to the Collateral Agent.
“Swap Obligations”: with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Syndicated Offering”: any broadly syndicated high-yield notes, exchangeable or convertible indebtedness issued by Holdings, the Borrower or any other Loan Party that complies with each of the Syndicated Offering Conditions; provided that, in any event, the Initial Syndicated Offering described in the draft offering memorandum delivered to the Administrative Agent prior to the Effective Date shall constitute a Syndicated Offering for all purposes.
“Syndicated Offering Conditions”: for a Syndicated Offering, each of the following conditions must be satisfied: (i) such Syndicated Offering shall have no other obligors, other than Holdings, the Borrower or any other Loan Party, (ii) such Syndicated Offering shall not mature, amortize or be mandatorily redeemable (other than solely for Qualified Capital Stock or at the option of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control or asset sale event so long as any rights of the holders thereof upon the occurrence of a Change of Control or similar event or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments) earlier than the date that is ninety-one (91) days after the Term Loan Maturity Date, (iii) such Syndicated Offering shall be unsecured and (iv) the rate of any interest payable in cash thereon does not exceed 4.5% per annum (or such other cash interest rate as approved by the Administrative Agent).
“Taxes”: any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed by any Governmental Authority, and any interest, penalties or additions to tax imposed with respect thereto.
“Tax Status Certificate”: as defined in Section 3.10.
“Term Commitments”: the Initial Term Loan Commitments.
“Term Facilities”: the Initial Term Loan Facility.
“Term Lender”: each Initial Term Loan Lender.
“Term Loans”: the Initial Term Loan.
“Term Loan Maturity Date”: June 30, 2025.

“Term Percentage”: the Initial Term Loan Percentage.
“Term SOFR”: for the then-applicable Corresponding Tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Title Company”: any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.
“Total Leverage Ratio”: at any date, the ratio of (a) Consolidated Funded Debt of the Group Members as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date.
“Total Term Commitments”: at any time, the aggregate amount of the Term Commitments then in effect. The original aggregate amount of the Total Term Commitments on the Effective Date was $450,000,000.
“Trading Day”: a day on which (i) trading in the ordinary shares (or other security for which a closing sale price must be determined) generally occurs on the NASDAQ Global Market or, if the ordinary shares (or such other security) are not then listed on the NASDAQ Global Market, on the principal other U.S. national or regional securities exchange on which the ordinary shares (or such other security) are then listed or, if the ordinary shares (or such other security) are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the ordinary shares (or such other security) are then traded, and (ii) a last reported sale price for the ordinary shares (or closing sale price for such other security) is available on such securities exchange or market. If the ordinary shares (or such other security) are not so listed or traded, “Trading Day” means a “Business Day.”.
“Tranche”: each of the Term Loans and any “extended tranche” as set forth in Section 3.16.
“Transaction”: collectively, (a) the refinancing of the Existing Facilities, (b) the borrowing of the Term Loans on the Closing Date; (c) the other transactions contemplated by the Loan Documents(d) the consummation of the Initial Syndicated Offering and (e) the entering into the Capped Call.
“Transferee”: any Assignee or Participant.
“Treasury Rate”: as of any prepayment date, shall mean the yield to maturity at the time of computation of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519), which has become publicly available at least (2) two Business Days prior such prepayment (or, if such Statistical Release is no longer published, any publicly available source or similar market data) most nearly equal to the period from such prepayment date to the second anniversary of the Closing Date; provided, however, that in the period from such prepayment date to the second anniversary of the Closing Date, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given.
“Type”: as to any Term Loan, its nature as an ABR Loan or a LIBOR Rate Loan.
“UCC Filing Collateral”: Collateral consisting solely of assets for which a security interest can be perfected by filing a Uniform Commercial Code financing statement.
“U.K. Companies Act 2006”: the Companies Act 2006 as in force in England and Wales from time to time.
“U.K. Loan Party”: each Loan Party incorporated under the laws of England and Wales.
“U.K. Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“U.K. Floating Charge”: an English law all assets floating charge security agreement, in the form attached as Exhibit L hereto.
“U.K. Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.
“U.K. Security Documents”: collectively, the U.K. Floating Charge, each U.K. Share Charge, and all other charges, instruments, documents and agreements delivered by the U.K. Loan Parties and by any other Loan Party that owns Capital Stock of a U.K. Loan Party, in each case pursuant to this Agreement or any other Security Document in order to grant to Collateral Agent a Lien on any real, personal or mixed property of such U.K. Loan Party or its Capital Stock as security for the Obligations, in each case in form and substance reasonably satisfactory to the Collateral Agent and as amended, restated, joined, supplemented or otherwise modified from time to time.
“U.K. Share Charge”: each charge over the shares in a U.K. Loan Party other than Holdings, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent.
“U.S. GAAP”: generally accepted accounting principles in effect from time to time in the United States.
“Unasserted Contingent Obligations”: as defined in the Guarantee and Collateral Agreement.
“Unadjusted Benchmark Replacement”: the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uniform Commercial Code”: the Uniform Commercial Code as from time to time in effect in the State of New York.
“United Kingdom”: the United Kingdom of Great Britain and Northern Ireland.
“United States”: the United States of America.
“Unrestricted Subsidiary”: any Subsidiary of Holdings designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 6.16, in each case, until such Person ceases to be Unrestricted Subsidiary in accordance with Section 6.16 or ceases to be a Subsidiary, which accounts, at the time of designation, for not more than the lesser of 5% of (i) the consolidated gross revenues (after intercompany eliminations) of Holdings and its Subsidiaries and (ii) the consolidated assets (after intercompany eliminations) of Holdings and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter as reflected on the financial statements for such quarter, provided that such designation may not be made if the Subsidiaries that would constitute Unrestricted Subsidiaries at the time and after giving effect to such designation, were to account for, in the aggregate, more than the lesser of (i) 10% of such consolidated gross revenues (after intercompany eliminations) and (ii) 10% of the consolidated assets (after intercompany eliminations); notwithstanding anything to the contrary herein, no Subsidiary owning any Permits, Intellectual Property, Products or other assets, in each case that are necessary to the operations of Holdings and its Subsidiaries (taken as a whole) in the good faith opinion of Holdings may not be designated as Unrestricted Subsidiary without the express written consent of the Administrative Agent.
“Unsecured Guarantor”: each Subsidiary of Holdings that guarantees the Obligations pursuant to an unsecured guarantee, including in accordance with Section 6.10(g)(ii).
“Voluntary Prepayment”: a prepayment of the Term Loans.
“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary”: as to any Person, any other Person, all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K.

Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder), (vi) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vii) any references herein to any Person shall be construed to include such Person’s successors and assigns.
(c)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP in effect as of the Closing Date; provided that, if either the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Administrative Agent, the

Borrower and the Lenders shall negotiate in good faith to amend such provision to preserve the original intent in light of the change in GAAP; provided that such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all obligations that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for all purposes under the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements delivered or to be delivered pursuant to the Loan Documents, in each case for purposes of this Agreement notwithstanding any change in GAAP after the Closing Date.
(f)    When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of LIBOR Rate Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(a)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(g)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(h)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
1.3    Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.4    Corporate Terminology. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other Loan Document with respect to a Person that is not a corporation shall mean and be references to the comparable terms used with respect to such Person.

1.5    Uniform Commercial Code Definitions. When used in this Agreement, the following terms have the same definitions as provided in Article 9 of the Uniform Commercial Code, but for convenience in this Agreement the first letter of all such terms shall be capitalized: “Accession,” “Account,” “Account Debtor,” “Authenticate” (and all derivations thereof), “Certificate Of Title”, “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangible,” “Goods,” “Health-Care-Insurance Receivable,” “Instrument,” “Inventory,” “Investment Property,” “Letter-Of-Credit Right,” “Obligor,” “Proceeds” (as specifically defined in Section 9-102(64) of the UCC), “Record,” “Secondary Obligor,” “Secured Party,” “Software” and “Supporting Obligation.”
1.6    Divisions; Series. For all purposes under the Loan Documents, if, in connection with any division or plan of division with respect to a limited liability company under Delaware law (or any comparable event under a different jurisdiction’s laws) or an allocation of assets to a series of a limited liability company under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then such transaction shall constitute a “transfer” (as used in the definition of “Disposition” contained herein) from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized by the holders of its Capital Stock on the first date of its existence.
SECTION 2.    AMOUNT AND TERMS OF TERM COMMITMENTS
2.1    Term Commitments. Subject to the terms and conditions hereof, each Lender having an Initial Term Loan Commitment, severally agrees to make a term loan or loans (collectively, the “Initial Term Loan”) to the Borrower. The Term Loans may from time to time be LIBOR Rate Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3; provided, that all such Term Loans made by each of the Lenders pursuant to the same Borrowing Date shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type and (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. The Initial Term Loan Commitment shall terminate at 5:00 (New York time) on the Initial Term Loan Commitment Expiration Date.
2.2    Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice in the form annexed hereto as Exhibit B (the “Borrowing Notice”) (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least two (2) Business Days prior to the anticipated Closing Date) requesting that the applicable Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed, which shall be the full amount of the Initial Term Loan Commitments. Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Lender thereof. On the Closing Date, each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds in Dollars equal to the applicable Term Loan or Term Loans to be made by such Lender reasonably promptly following the later of (i) 9:00 AM, New York City time and (ii) 30 minutes following satisfaction or waiver of the conditions set forth in Section 5.2. Promptly following receipt of such funds, the Administrative Agent shall make the proceeds of such Term Loan or Term Loans available to the Borrower, on such Borrowing Date by wire transfer in immediately available funds to a bank account designated in writing by the Borrower to the Administrative Agent. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any Term Loan borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Term Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available the same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower, to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 3.6, applicable to ABR Loans. If the Borrower and such Lender shall pay interest to the Administrative Agent for the same (or a portion of the same) period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.
(c)    Nothing in this Section 2.2 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
(d)    Pro Rata Borrowings. Borrowing of the Initial Term Loans funded on the Closing Date under this Agreement shall be made by each Lender with an Initial Term Loan Commitment on the basis of its then-applicable Initial Term Loan Commitment. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.
2.3    Repayment of Term Loans. Borrower agrees to pay to the Administrative Agent, for the benefit of the Lenders, on the Term Loan Maturity Date, the aggregate amount of all outstanding Term Loans and all other Obligations.

2.4    [Intentionally Omitted].
2.5    Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at times specified, including all fees specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).
SECTION 3.    GENERAL PROVISIONS APPLICABLE TO LOANS
3.1    Optional Prepayments. The Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, without premium or penalty (other than as set forth in Section 3.2(g) below), upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three (3) Business Days prior thereto, in the case of LIBOR Rate Loans, and no later than 12:00 Noon, New York City time, one (1) Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment, whether the prepayment is of LIBOR Rate Loans or ABR Loans and the Tranche of Term Loans to which the prepayment applies; provided, that if a LIBOR Rate Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.11. With respect to each prepayment of Term Loans pursuant to this Section 3.1, the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided, that the Borrower pays any amounts, if any, required to be paid pursuant to Section 3.11 with respect to prepayments of LIBOR Rate Loans made on any date other than the last day of the applicable Interest Period. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 3.11. Each such prepayment shall be accompanied by all accrued interest on the Loans so prepaid, through the date of such prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of LIBOR Rate Loans shall be in an aggregate principal amount of $500,000 or integral multiples of $100,000 in excess thereof. Partial prepayments of ABR Loans shall be in an aggregate principal amount of $500,000 or integral multiples of $100,000 in excess thereof. Notwithstanding the foregoing, a notice of prepayment delivered by Borrower in accordance with this Section 3.1 may expressly state that such notice is conditioned upon the effectiveness of new credit facilities or other sources of refinancing and which effectiveness will result in the immediate payment in full in cash of all Obligations, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the time on which the Term Loans would have been repaid in accordance with such notice of prepayment) if such condition is not satisfied or not reasonably likely to be satisfied and the Borrower shall pay any amounts due under Section 3.9, if any, in connection with any such revocation. Each prepayment in respect of any Term Loans pursuant to this Section 3.1 shall be applied ratably to the Term Loans.

3.2    Mandatory Prepayments; Prepayment Premium.
(a)    If any Indebtedness shall be incurred or issued by any Group Member after the Effective Date (other than Excluded Indebtedness), concurrently with such incurrence, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence or issuance toward the prepayment of the Term Loans as set forth in Section 3.2(e). Nothing in this Section 3.2(a) shall be construed to permit or waive any Default or Event of Default arising from any incurrence of Indebtedness not permitted under the terms of this Agreement.
(b)    If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, other than with respect to any Net Cash Proceeds (x) subject to a Reinvestment Event or (y) required to be applied to the prepayment of the Revolving Loan Indebtedness under the terms of the Revolving Loan Documents, such Net Cash Proceeds, within three (3) Business Days of the expiration of the term applicable to the relevant Group Member to notify the Administrative Agent of its intent to reinvest all or a specified portion of such Net Cash Proceeds), shall be applied on such date toward the prepayment of the Term Loans as set forth in Section 3.2(e); provided, that, (i) notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 3.2(e), and (ii) prepayments under this Section 3.2(b) shall not be required to be made to the extent and for so long as the Holdings reasonably determines that any required repatriation of funds from the relevant Group Member in order to effect such prepayments would have a material adverse tax or cost consequence, contravene any Requirement of Law or give rise to a risk of liability for the directors of the relevant Group Member.
(c)    Substantially concurrently with any Change of Control, Borrower shall prepay the Term Loans in full, to be applied as set forth in Section 3.2(e).
(d)    Immediately upon any acceleration of any Loans pursuant to Section 8, Borrower shall repay all the Loans and other Obligations, unless only a portion of all the Loans and other Obligations is so accelerated (in which case the portion so accelerated shall be so repaid).
(e)    Amounts to be applied in connection with prepayments made pursuant to this Section 3.2 shall be applied to the prepayment of the Term Loans in accordance with Section 3.8 and shall be accompanied by accrued interest to date of such prepayment on the principal amount prepaid and the Prepayment Premium or Make-Whole Premium, as applicable. The application of any prepayment pursuant to this Section 3.2 shall be made, first, to ABR Loans, together with any accrued and unpaid interest thereon, second, to LIBOR Rate Loans, together with any accrued and unpaid interest thereon, and third, to the prepayment of any other outstanding Obligations.
(f)    The Total Term Commitments of the Term Facility (and the Term Commitments of each Lender) shall terminate in their entirety upon the funding thereof on the Closing Date.

(g)    Prepayment Premium. Each prepayment under Section 3.1 or 3.2 (x) made on or prior to the second anniversary of the Closing Date shall be made subject to payment of the Make-Whole Premium and (y) made after the second anniversary of the Closing Date shall be subject to payment of the applicable Prepayment Premium set forth below (the “Prepayment Premium”) (which shall be calculated as the percentage set forth below multiplied by the amount being prepaid):

Time Period	Prepayment Premium
After the second anniversary, but on or prior to the third anniversary of the Closing Date	2.0%
After the third anniversary, but on or prior to the fourth anniversary of the Closing Date	1.0%
On or after the fourth anniversary of the Closing Date	0.0%
(h)    Notwithstanding the foregoing, each Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of any class of Term Loans required to be made pursuant to clause (b) of this Section 3.2 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 12:00 p.m. one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment (subject to extension by Administrative Agent in its sole discretion). Each Rejection Notice from a Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of such Term Loans. Any Declined Proceeds may be retained by the Borrower.
3.3    Conversion and Continuation Options.
(a)    The Borrower may elect from time to time to convert LIBOR Rate Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, three (3) Business Days preceding the proposed conversion date; provided that any such conversion of LIBOR Rate Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to LIBOR Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a LIBOR Rate Loan when any Event of Default has occurred and is continuing and the Administrative Agent has determined in its sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(b)    Any LIBOR Rate Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the

Administrative Agent, in accordance with the applicable provisions of the term Interest Period set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no LIBOR Rate Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has determined in its sole discretion not to permit such continuations; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
3.4    Limitations on LIBOR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of LIBOR Rate Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the LIBOR Rate Loans comprising each LIBOR Tranche shall be equal to $500,000 or integral multiples of $100,000 in excess thereof and (b) no more than one (1) LIBOR Tranche shall be outstanding at any one time.
3.5    Interest Rates and Payment Dates.
(a)    Each LIBOR Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Rate determined for such day plus the Applicable Margin.
(b)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
(c)    From and after the occurrence and during the continuation of an Event of Default, upon notice by the Administrative Agent or the Required Lenders to the Borrower (or automatically upon an Event of Default under Sections 8(a) or 8(f)), the Borrower shall pay interest on the principal amount of all Loans and all other due and unpaid Obligations at a rate per annum equal to (i) in the case of Term Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00%, and (ii) in the case of any such other amounts, the non-default rate then applicable to ABR Loans plus 2.00%.
(d)    Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable in cash from time to time on demand.
(e)    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
3.6    Computation of Interest and Fees.
(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of clause (a) or (b) of the definition of ABR, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, promptly deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.6(a).
3.7    Benchmark Replacement.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower shall amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective upon written notice to the Borrower without any further action or consent of any other party to this Agreement.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 3.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.7.
(d)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon LIBOR will not be used in any determination of ABR.
3.8    Pro Rata Treatment; Application of Payments; Payments.
(a)    Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages of the relevant Lenders.
(b)    Except for optional prepayments pursuant to Section 3.1 and prepayments pursuant to Section 10.6(b)(v), each payment (including each prepayment) on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of each Tranche of the Term Loans then held by the Lenders. Optional prepayments pursuant to Section 3.1 shall be applied ratably to the outstanding principal amount of the Tranche of Term Loans specified by the Borrower in the applicable notice of prepayment. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.
(c)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(d)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
(e)    Notwithstanding anything to the contrary contained herein, the provisions of this Section 3.8 shall be subject to the express provisions of this Agreement which require or permit differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
3.9    Requirements of Law.
(a)    If the adoption of, taking effect of or any change in any Requirement of Law or in the administration, interpretation or application thereof or compliance by any Lender with any request, guideline or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date (and, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and adopted subsequent to the Effective Date):
(i)    shall subject any Recipient to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes, on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii)    shall impose on such Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining LIBOR Rate Loans or, with respect to Taxes under clause (i) above, any Term Loan, or to reduce any amount receivable hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled and setting forth in reasonable detail such increased costs.
(b)    If any Lender shall have determined that the adoption of, taking effect of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date (and, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and adopted subsequent to the Closing Date) shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy), then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor setting forth in reasonable detail the charge and the calculation of such reduced rate of return, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
(c)    A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such one hundred and eighty (180) day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder. The Borrower shall pay the Lender the amount shown as due on any certificate referred to above within ten (10) days after receipt thereof.

3.10    Taxes.
(a)    Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, provided that if any applicable withholding agent shall be required (as determined in the good faith discretion of the applicable withholding agent) by applicable law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall be entitled to make such deductions or withholdings (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after such deductions or withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section 3.10(a)) the applicable Recipient, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes..
(d)    Indemnification by the Borrower. Without duplication of Section 3.10(a), the Borrower shall indemnify each Recipient, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 3.10(d)) payable or paid by such Recipient, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability (together with a copy of any applicable documents from the IRS or other Governmental Authority that asserts such claim) delivered to the Borrower by a Lender (with a copy to the relevant Agent), or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Agent.
(f)    Status of Lenders. (i) Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and to the Administrative Agent, whenever reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (f)(ii)(B) and (g) of this Section 3.10) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing,
(A)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of signed originals as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), duly completed and executed copies of whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    an executed IRS Form W-8ECI claiming that specified payments (as applicable) under this Agreement or any other Loan Documents (as applicable) constitute income that is effectively connected with such Foreign Lender’s conduct of a trade or business in the United States;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code (the “Portfolio Interest Exemption”), (x) a certificate, substantially in the form of Exhibit D-1, D-2, D-3 or D-4, as applicable (a “Tax Status Certificate”), to the effect that such Foreign Lender is not (A) a “bank”

within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower, within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business and (y) IRS Form W-8BEN (or any successor thereto);
(iv)    to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY (or any successor thereto), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-3 or Exhibit D-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law and otherwise at such times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    If any party determines, in its good faith discretion, that it has received a refund (whether received in cash or applied as an offset against Taxes due) of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), , it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes), of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i) Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment, satisfaction or discharge of all obligations under any Loan Document
3.11    Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Rate Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from LIBOR Rate Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of, or a conversion from, LIBOR Rate Loans on a day that is not the last day of an Interest Period with respect thereto or (d) any other default by the Borrower in the repayment of such LIBOR Rate Loans when and as required pursuant to the terms of this Agreement. A certificate setting forth in reasonable detail the basis for requesting such amount actually incurred as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.
3.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.9 or 3.10(a), (b) or (c) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event with the object of avoiding or reducing the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such

Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage or any unreimbursed costs or expenses; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.9 or 3.10(a), (b) or (c). The Borrower hereby agrees to pay all reasonable, documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation.
3.13    Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 3.9 or 3.10(a) (such Lender, an “Affected Lender”), (b) is a Non-Consenting Lender or (c) is a Defaulting Lender, with a replacement financial institution or other entity; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) in the case of an Affected Lender, prior to any such replacement, such Lender shall have taken no action under Section 3.12 that have actually eliminated the continued need for payment of amounts owing pursuant to Section 3.9 or 3.10(a), (iii) the replacement financial institution or entity shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 3.11 if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution or entity shall be an Eligible Assignee, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that, except in the case of clause (c) hereof, the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.9 or 3.10(a), as the case may be, (viii) in the case of any such replacement resulting from claim of compensation under Section 3.9 or payments required to be made pursuant to Section 3.10(a), such replacement will result in a reduction or elimination of such compensation or payments thereafter, (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (x) in the case of a Non-Consenting Lender, (A) the replacement financial institution or entity shall consent at the time of such assignment to each matter in respect of which the replaced Lender was a Non-Consenting Lender and (B) to the extent applicable, the Borrower shall pay any amounts due to such Non-Consenting Lender pursuant to Section 3.2(e).
3.14    Evidence of Debt.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(b)    The Administrative Agent, on behalf of the Borrower (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 10.6(d), the assigning Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower), shall maintain the Register (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 10.6(d), a Related Party Register), in each case pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term Loan made hereunder and any Note evidencing such Term Loan, the Type of such Term Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 10.6(d), the assigning Lender) hereunder from the Borrower and each Lender’s share thereof.
(c)    The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
(d)    The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, of such Lender, substantially in the form of Exhibit E, with appropriate insertions as to date and principal amount.
3.15    Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make LIBOR Rate Loans, continue LIBOR Rate Loans as such and convert ABR Loans to LIBOR Rate Loans shall forthwith be canceled and (b) such Lender’s Term Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.
3.16    Extension Offers.
(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding the applicable Tranche of Term Loans, on a pro rata basis (based on the aggregate outstanding principal amount of such Tranche of Term Loans) and on the same terms to each such Lender, the Borrower may from time to time extend the maturity date and availability period of such Tranche of Term Loans, and otherwise modify the terms of such Tranche of Term Loans, pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Tranche of Term Loans (and related outstandings) (each, an “Extension”, and each Tranche of Term Loans so extended being an

“extended tranche”; any Extension Loans shall constitute a separate Tranche of Term Loans from the other Tranches of Term Loans so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders and no Event of Default shall exist immediately after the effectiveness of any Extension Loan, (ii) except as to interest rates, fees, final maturity date and premium, which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Tranche of Term Loans of any Lender extended pursuant to any Extension (“Extension Loans”) shall have the same terms (save for any terms that apply solely after the latest maturity date of the Term Loans hereunder prior to giving effect to such Extension) as the Tranche of Term Loans subject to such Extension Offer, (iii) the final maturity date of any Extension Loans shall be no earlier than the then latest maturity date of Term Loans hereunder, (iv) the Weighted Average to Life Maturity of the Extension Loans shall be no shorter than the remaining Weighted Average Life to Maturity of Tranche of Term Loans extended thereby; (v) the amortization schedule applicable to the Extension Loans pursuant to Section 2.4 for the periods prior to the maturity date of the Term Loans hereunder shall not be increased, (vi) any Extension Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof), in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing, and (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. For the avoidance of doubt, no Lender shall be required to participate in any Extension.
(b)    With respect to all Extensions consummated by the Borrower pursuant to this Section 3.16, the Extension Offer shall specify the Tranche of Term Loans as to which the Extension Offer applies and a minimum amount of Term Loans to be tendered (which shall not be less than $10,000,000) as a condition to the consummation of such Extension Offer (a “Minimum Extension Condition”). The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 3.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extension Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 3.16.
(c)    No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof). The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into amendments to this

Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of the Term Loan so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 3.16.
(d)    In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 3.16.
(e)    The conversion of any Term Loans hereunder into Extension Loans in accordance with this Section 3.16 shall not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
SECTION 4.    REPRESENTATIONS AND WARRANTIES
To induce the Agents and the Lenders to enter into this Agreement and to make the Term Loans, each Loan Party hereby represents and warrants on the Closing Date that:
4.1    Financial Condition.
(a)    The audited consolidated balance sheets and related statements of income and cash flows of Holdings and its Subsidiaries as of and for the fiscal year ended December 31, 2019, reported on by and accompanied by an unqualified auditors’ report, presents fairly in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its cash flows for such fiscal years.
(b)    The unaudited condensed consolidated balance sheets and related statements of operations and comprehensive income (loss) and cash flows of Holdings and its Subsidiaries as of and for the three months ended March 31, 2020, presents fairly in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its cash flows for such three month period.
4.2    No Change. Since December 31, 2019, other than as disclosed (x) to the Administrative Agent in the financial projections received by the Administrative Agent or (y) or publicly disclosed, in each case, prior to the Effective Date, there has been no circumstance, development or event, and no fact is known to the Group Members that has had or could reasonably be expected to result in a Material Adverse Effect.
4.3    Corporate Existence. Except as permitted under Section 7.3, each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, to the extent such concept is recognized in its jurisdiction of incorporation, (b) has the organizational power and authority and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (d) is in compliance with the terms of its Organizational Documents, except in case of clauses (b) and (c), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
4.4    Power; Authorization; Enforceable Obligations. Each Loan Party has the organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational and other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated by the Loan Documents or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except the filings referred to in Section 4.19 which filings have been, or will be, obtained or made and are in full force and effect on or before the Closing Date, and all applicable waiting periods shall have expired, in each case without any action being taken by any Governmental Authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents, other than any such consent, authorizations, filings and notices the absence of which could not reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).
4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof (a) will not violate (i) the Organizational Documents of any Loan Party, (ii) any Requirement of Law (including any Health Care Laws) or Governmental Authorization, (iii) any Contractual Obligation of any Group Member, including, but not limited to, under the Revolving Credit Agreement and (b) will not result in, or require, the creation or imposition of any Lien on any Group Member’s respective properties or revenues pursuant to its Organizational Documents, any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and the Liens permitted under Sections 7.2(f) and (o)), except for any violation set forth (x) in clause (a)(iii) or (b), which could not reasonably be expected to have a Material Adverse Effect or (y) in all other cases (other than with respect to clause (a)(i), which would be immaterial.
4.6    Litigation and Adverse Proceedings. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of

Holdings or the Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, which would in any respect impair the enforceability of the Loan Documents, taken as a whole or (b) that could reasonably be expected to have a Material Adverse Effect.
4.7    [Intentionally Omitted].
4.8    Ownership of Property; Liens.
(a)    Each Group Member has good and marketable title in fee simple (or local law equivalent) to all of its owned real property, a valid leasehold interest in all its leased real property (subject to any disclosures in any certificate or report on title delivered to the Collateral Agent), good and marketable title), and good title to, or a valid leasehold interest in, license to, or right to use, all its other tangible Property material to its business, in all material respects, and no such Property is subject to any Lien except as permitted by Section 7.2, except, in each case, where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Schedule 4.8 contains a true and complete list of each interest in real property having a value (together with improvements thereof) of at least $10,000,000 owned by any Domestic Subsidiary as of the date thereof and describe the type of interest therein held by any Domestic Subsidiary.
4.9    Intellectual Property. The Group Members own, are licensed or otherwise have the valid right to use, all of the material Intellectual Property that is reasonably necessary for the operation of their respective businesses as currently conducted. All material Intellectual Property owned or purported be owned by one or more of the Group Members is owned free and clear of all Liens other than as permitted by Section 7.2, Section 7.4 or the Security Documents. Except as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of any Loan Party: (a) the conduct of, and the use of Intellectual Property in, the business of the Group Members as currently conducted (including the Products, and any other products and services of the Group Members), has not infringed, misappropriated, or otherwise violated, and does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any other Person; (b) there is no such outstanding written claim asserted (including in the form of offers or invitations to obtain a license), or pending before any Governmental Authority, or threatened against any Group Member; (c) no Person is infringing, misappropriating, or otherwise violating any Intellectual Property of any Group Member, and there has been no such claim asserted or threatened against any third party by any Group Member or any Loan Party or any other Person; (d) each Group Member has taken, all formal or procedural actions (including payment of fees) required to prosecute and maintain Intellectual Property owned or purported to be owned by it; (e) each Group Member has taken, and shall take all actions reasonably necessary to protect and maintain the confidentiality of its Trade Secrets and its rights therein; and (f) each Group Member has complied with all applicable laws relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by such Group Member. No holding, decision or judgment has been rendered by any Governmental Authority with respect to Intellectual Property owned by any Group Member which limits, cancels or questions the validity of, or any Group Member’s rights in, any such Intellectual Property, other than with respect to applications for registrations of Intellectual Property or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The patents listed in (a) Schedule 4.9(a) are granted and subsisting and (b) Schedule 4.9(b) are, to the knowledge of the Borrower, granted and subsisting.
4.10    Taxes. Each Loan Party has filed or caused to be filed all federal, state and other Tax returns that are required to be filed, and has paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (other than (a) any Taxes that are not yet due or the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on its books or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect).
4.11    Federal Reserve Regulations. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any extension of credit under this Agreement will be used for any purpose that violates or would be inconsistent with the provisions of Regulation T, U or X of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.
4.12    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act, as amended, or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance or other similar employee taxes have been paid or accrued as a liability on the books of the relevant Group Member.
4.13    ERISA.
(a)    No ERISA Event has occurred or is reasonably expected to occur with respect to any Single Employer Plan, and each Plan is in compliance in form and operation with its terms and the applicable provisions of ERISA and the Code, except where such ERISA Event or non-compliance could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification).
(b)    Except as would not reasonably be expected to have a Material Adverse Effect, no (1) termination of a Single Employer Plan has occurred or is reasonably expected to occur, and no Lien against Holdings, the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Single Employer Plan or a Multiemployer Plan has arisen during the past five years or is likely to arise; (2) Single Employer Plan has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; (3) Group Member nor any Commonly Controlled Entity has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions; or (4) Group Member nor any Commonly Controlled Entity has any material liability under Section 4069 or 4212(c) of ERISA.
(c)    Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits.
(d)    No Group Member nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Group Member or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.
(e)    There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of any Group Member or any Commonly Controlled Entity, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.
(f)    Each Non-U.S. Pension Plans has been established, operated, administered and maintained in compliance with its terms and with the requirements of any and all laws, regulations and orders applicable thereto except for such failures to comply, in the aggregate for all such failures, that could not reasonably be expected to have a Material Adverse Effect. All premiums, contributions, and any other amounts required by applicable Non-U.S. Pension Plan documents or applicable laws have been paid or accrued as required, except for premiums, contributions and amounts that, in the aggregate for all such obligations, could not reasonably be expected to have a Material Adverse Effect. No Group Member has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Pension Plan except for obligations that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as would not be expected to result in a Material Adverse Effect, the present value of all accrued benefits under each Non-U.S. Pension Plan(based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by more a material amount.
(g)    No Group Member is a Benefit Plan, and no Group Member will use “plan assets” (within the meaning of 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA, or otherwise) of one or more Benefit Plans in connection with the transactions contemplated hereby, the Loan Documents or otherwise.
4.14    Investment Company Act; Other Regulations. No Loan Party is or is required to be registered as an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board, as amended) that limits its ability to incur Indebtedness.
4.15    Capital Stock and Ownership Interests of Subsidiaries. Schedule 4.15 sets forth the name and jurisdiction of formation or incorporation of each Group Member and, as to each such Group Member other than Holdings, states the beneficial and record owners thereof and the percentage of each class of Capital Stock owned by any Loan Party. Except as listed on Schedule 4.15, as of the Closing Date, no Group Member owns any interests in any joint venture, partnership or similar arrangements with any Person.
4.16    Use of Proceeds. The proceeds of the Term Loans shall be used to (i) refinance, in full, the Existing Facilities and (ii) pay fees and expenses incurred in connection with the Transactions as incurred as of and paid on the Closing Date.
4.17    Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    the facilities and properties owned, leased, occupied or operated by any Group Member (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;
(b)    no Group Member has received any written claim, demand, notice of violation, or of actual or potential liability with respect to any Environmental Laws with regard to any of the Properties or relating to any Group Member, nor does the Borrower have knowledge or reason to believe that any such claim, demand or notice will be received or is being threatened;
(c)    Materials of Environmental Concern have not been transported or disposed of from the Properties by any Group Member or, to the Borrower’s knowledge, by any other person in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of by any Group Member or, to the Borrower’s knowledge, by any other person at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or, to the Borrower’s knowledge, will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or relating to any Group Member;
(e)    there has been no Release or threat of Release of Materials of Environmental Concern and no person has been exposed to Materials of Environmental Concern by any Group Member or, to the Borrower’s knowledge, by any other person at, on, under or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;
(f)    each Group Member, the Properties and all operations at the Properties are in compliance, and, to the Borrower’s knowledge, have in the last three (3) years been in compliance, with all applicable Environmental Laws; and
(g)    no Group Member has agreed to indemnify or has assumed any liability of any other Person under Environmental Laws, nor is any Group Member paying for or conducting, in whole or in part, any response or other corrective action to address any Materials of Environmental Concern at any location pursuant to any Environmental Law.
4.18    Accuracy of Information, etc. No written statement contained in any document, certificate or statement furnished by any Loan Party at any time to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in the light of the circumstances under which such statements were made after giving effect to any supplements thereto; provided, however, that with respect to projections and other pro forma financial information, the Borrower represents only that the same were prepared in good faith and are based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, is by its nature inherently uncertain and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount; it being understood that for purposes of this Section 4.18 such information shall not include information of a general economic or industry-specific nature contained in the materials referenced above.
4.19    Security Documents. The Guarantee and Collateral Agreement and each other Security Document is, or upon execution (or in the case of Commercial Tort Claims, upon completion and delivery of a pledge supplement with respect thereto as provided in Section 5.15 of the Guarantee and Collateral Agreement) will be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral described therein (to the extent a security interest can be created therein under the Uniform Commercial

Code, where applicable, or in the case of a Foreign Security Document, subject to any customary reservations and qualifications contained in customary legal opinions rendered under the laws of the applicable jurisdiction). In the case of the Pledged Equity Interests described in the Guarantee and Collateral Agreement and each Foreign Pledge Agreement, when stock or interest certificates representing such Pledged Equity Interests (along with properly completed stock or interest powers and, where applicable, stock transfer forms, in each case, endorsing the Pledged Equity Interest and executed by the owner of such shares or interests) are delivered to the Collateral Agent or such other actions specified in each Foreign Pledge Agreement are taken, and in the case of the other Collateral described in the Guarantee and Collateral Agreement or any other Security Document (other than deposit accounts), when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19, the Collateral Agent, for the benefit of the Secured Parties, shall, under New York law, or in the case of the U.K. Security Documents or other Security Document, which is governed by a law other than New York law (each a “Foreign Security Document”), under such other law, have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral to the extent (x) (in the case of New York law) perfection can be obtained by filing a Uniform Commercial Code financing statement or (y) (in the case of a Foreign Security Document) subject to any customary reservations and qualifications contained in customary legal opinions rendered under the laws of the applicable jurisdiction, perfection can be obtained by the appropriate filing under such other applicable law, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 7.2) subject in the case of the Intellectual Property that is the subject of any application or registration in the United States Patent and Trademark Office or the United States Copyright Office (other than intent-to-use trademark applications filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051 (the “Lanham Act”), prior to the filing and acceptance of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act with respect thereto or any Trademark issued as a result of such application under applicable law), to the recordation of Intellectual Property Security Agreements in the United States Patent and Trademark Office and/or United States Copyright Office, as appropriate.
4.20    Solvency. Holdings and its Subsidiaries (on a consolidated basis), after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, will be and will continue to be Solvent.
4.21    [Reserved].
4.22    Compliance with Law.
(a)    Each Loan Party is and has been, in compliance with, and are not under investigation with respect to, and, to each Loan Party’s knowledge, have not been threatened to be charged with an action concerning, or given notice of any violation of, any Requirement of Law (including Health Care Laws) or any Governmental Authorizations, except for failures to comply or with respect to violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against any Loan Party, or to any Loan Party’s knowledge that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    Each Loan Party has in full force and effect, all certificates, permits, licenses, franchises, approvals, NDAs, INDs, concessions, qualifications, registrations, certifications and similar Governmental Authorizations from any Governmental Authority that are necessary for the Loan Party to own, lease or operate their properties and assets, and to carry on their businesses as currently conducted, except where the failure to have such Governmental Authorizations has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.23    Anti-Terrorism Laws.
(a)    None of the Loan Parties nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Term Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
(b)    No Loan Party, or, to the knowledge of any Loan Party, any of its Subsidiaries, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(c)    None of the Loan Parties, nor, to the knowledge of the Loan Parties, any Subsidiaries of any Loan Party or their respective agents acting or benefiting in any capacity in connection with the Term Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):
(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(ii)    a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(iii)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;
(v)    a Person that is named as a “specially designated national” on the most current list published by the United States Treasury Department’s Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list;
(vi)    a Person who is affiliated or associated with a person listed above; or
(vii)    a Person with whom dealings are restricted or prohibited under the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury or any other the consolidated list of persons, groups and entities subject to financial sanctions maintained by the European Union, and any similar list, each as amended, supplemented or substituted from time to time.
(d)    No Loan Party, or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Term Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
(e)    To the extent applicable, each of Holdings, the Borrower and each Subsidiary is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act. No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”).
4.24    Insurance. Schedule 4.24 sets forth a true, complete and correct description of all material property and general liability insurance maintained by or on behalf of each Group Member as of the Closing Date. As of such date, such insurance is in full force and effect, except as it would not be reasonably expected to have a Material Adverse Effect. The insurance maintained by or on behalf of each Group Member is in such amount (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and with insurance companies which are not Affiliates of any Group Member.
4.25    Choice of Law. Subject to any customary reservations or qualifications contained in customary legal opinions delivered by counsel in the applicable jurisdiction, in the case of a Loan Party incorporated or organized outside of the United States, the choice of governing law of each Loan Document will be recognized and enforced in its jurisdiction of incorporation and any judgment obtained in relation to a Loan Document in the jurisdiction of the governing law of that document will be recognized and enforced in its jurisdiction of incorporation.
4.26    Regulatory Matters.
(a)    (i) Each Group Member has, and it and its Products are in conformance in all material respects with, all Regulatory Required Permits required to conduct its respective businesses as now conducted; (ii) to the knowledge of Holdings and the Borrower, neither the FDA nor other Governmental Authority has provided notice of or is considering limiting, suspending, revoking or terminating such Regulatory Required Permits; (iii) the Group Members have fulfilled and performed, in all material respects, their obligations under each material Regulatory Required Permit, and, to the knowledge of each Group Member, no event has occurred or condition or state of facts exists which would constitute a breach or default, or would cause revocation, limitation, suspension, or termination of any such Regulatory Required Permit, except (x) with respect to Core Business Segments, in each of cases (i), (ii) and (iii) to the extent such Regulatory Required Permit are not material to the business of the Group Members, and (y) other than with respect to Core Business Segments, in each of cases (i), (ii) and (iii), to the extent it would not reasonably be expect to have a Material Adverse Effect.
(b)    All Products that are subject to Health Care Laws, to the knowledge of each Group Member, have been and are being researched, designed, developed, tested, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance in all material respects with applicable Health Care Laws or any other Applicable Law, including, without limitation, the Applicable Laws related to clinical and non-clinical testing, product approval or clearance, current good manufacturing practices, labeling, advertising and promotion, record-keeping, establishment registration and listing, and medical device and other post-market reporting, and all other importation and distribution requirements, except as it would not be reasonably expected to have a Material Adverse Effect.
(c)    Except as it would not be reasonably expected to have a Material Adverse Effect or as it has been publicly disclosed, (i) with respect to any Product, the Group Members have received all Regulatory Required Permits required in connection with the design, testing, manufacture, processing, assembly, packaging, labeling, marketing, distribution, commercialization, import, export, or sale of such Product as currently being conducted by or on behalf of such Group Member; and (ii) no Group Member has been restrained in its ability to manufacture, process, distribute, supply, import, export, market, or sell any of its Products.
(d)    As of the Closing Date, no Group Member is undergoing any inspection related to Regulatory Required Permits, except as set forth on Schedule 4.26.
(e)    To the knowledge of each Group Member, no Group Member nor any of their respective officers, directors or employees has (A) made any untrue statement of material fact, fraudulent statement, or material omission to the FDA or any other Governmental Authority or in any documents or records required to be maintained under the Applicable Laws; (B) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; or (C) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991); or (D) been investigated by FDA or any other Governmental Authority, including but not limited to the Office of the Inspector General for the Department of Health and Human Services, or the Department of Justice, for data or healthcare program fraud. To the knowledge of each Group Member, no Group Member, nor any of their respective officers, directors, employees, or, to their knowledge, contractors, have made or offered any payment, gratuity, or other thing of value that is prohibited by any Applicable Law to personnel of the FDA or any other Governmental Authority.
(f)    None of the Products related to the Core Business Segments have been subject to a Recall, nor is any such action currently under consideration by any Group Member or, to the knowledge of the Group Members, any manufacturer or supplier of a Product, except as this would not be reasonably expected to have a Material Adverse Effect.
(g)    There are no civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, or other communications relating to any alleged hazard or alleged defect in design, manufacture, materials, or workmanship, including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product provided by any Group Member, or alleging that any such Products are otherwise unsafe or ineffective for their intended use, that are presently pending or threatened in writing, other than as it would not reasonably be expected to have a Material Adverse Effect.
4.27    [Reserved].
4.28    U.K. Pensions. No Loan Party is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993); and neither Holdings nor any of its Subsidiaries is or has at any time in the last six (6) years been “connected” with or is or has at any time in the last two (2) years been an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.
4.29    Intercompany Indebtedness. Schedule 4.29 lists all Indebtedness for borrowed money in excess of $5,000,000 owing by any Loan Party to a non-Loan Party.
SECTION 5. CONDITIONS PRECEDENT
5.1    Conditions Precedent to the Effective Date. The following conditions precedent must be satisfied or waived on or before the Effective Date; provided, that the execution and delivery of this Agreement by all parties thereto shall be conclusive evidence of the satisfaction or waiver of all such conditions:
(h)    Loan Documents. The Administrative Agent shall have received the following documents, duly executed by an Authorized Officer of each Closing Date Loan Party:

(i)    this Agreement; and
(ii)    the Fee Letter.
(i)    Collateral.
(i)    The Administrative Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings), in addition to tax Lien, judgment Lien, bankruptcy and litigation searches made with respect to each Closing Date Loan Party that is a Domestic Loan Party, together with copies of the financing statements and other filings (or similar documents) disclosed by such searches, and accompanied by evidence reasonably satisfactory to the Administrative Agent that the Liens indicated in any such financing statement and other filings (or similar document) are permitted Liens under Section 7.2 or have been released or will be released substantially simultaneously with the initial Credit Extensions hereunder).
(j)    Officer’s Certificates. The Administrative Agent shall have received a certificate for each Closing Date Loan Party, dated the Effective Date, duly executed and delivered by such Loan Party’s General Counsel, secretary, other duly authorized officer, sole shareholder, managing member or general partner, as applicable, as to:
(i)    resolutions of each such Person’s board of managers/directors (or other managing body, in the case of a Person that is not a corporation) or shareholder(s) then in full force and effect authorizing, to the extent relevant, the transactions contemplated by the Loan Documents applicable to such Person and the execution, delivery and performance of each Loan Document, in each case, to be executed by such Person;
(ii)    the incumbency and signatures of its certain of its Responsible Officers (in the case of the Borrower) and any other of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person;
(iii)    each such Person’s Organizational Documents, as amended, modified or supplemented as of Effective Date, with the certificate or articles of incorporation or formation or other applicable organization document;
(iv)    certificates of good standing (or local jurisdiction equivalent, to the extent available) with respect to each Closing Date Loan Party from its relevant jurisdiction of incorporation or formation, each dated within a recent date prior to the Effective Date, such certificates to be issued by the appropriate officer or official body of the jurisdiction of organization of such Loan Party, which certificate shall indicate (if applicable) that such Loan Party is in good standing in such jurisdiction.
(k)    U.K. Director’s Certificate and Attachments. The Administrative Agent shall have received an executed certificate from a director of each U.K. Loan Party that is a Closing Date Loan Party, together with all applicable attachments, certifying as to the following:

(i)    Organizational Documents. Attached thereto is a copy of each Organizational Document of such Loan Party (including, without limitation, the Certificate of Incorporation and the Memorandum and Articles of Association) executed and delivered by each party thereto.
(ii)    Signature and Incumbency. Set forth therein are the signature and incumbency of the officers or other authorized representatives of such Loan Party authorized to execute the Loan Documents to which it is a party as of the Closing Date.
(iii)    Resolutions. Attached thereto are copies of resolutions of the shareholders and the board of directors (or similar governing body) of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement, the Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date and the transactions contemplated hereby and thereby, as applicable, in each case, certified as of the Closing Date as being in full force and effect without modification or amendment.
(iv)    PSC Register and Certifications. Attached thereto is a certified copy of the PSC Register of each such Loan Party whose share capital is subject to security created under any U.K. Security Document.
(l)    Financial Information. The Administrative Agent shall have received or the Borrower shall have made available to the Administrative Agent through the materials filed with the SEC) the following documents and reports (each in form and substance reasonably satisfactory to the Administrative Agent) the forecasted financial projections of the Loan Parties (including Liquidity calculations) for the fiscal years 2020-2022 as of the Closing Date along with a pro forma balance sheet of Holdings and its Restricted Subsidiaries as of April 30, 2020 after giving effect to the Transactions.
(m)    Legal and Collateral Due Diligence. The Administrative Agent shall have completed its legal and collateral due diligence, including a satisfactory review of regulatory due diligence and a satisfactory review of the terms of the Initial Syndicated Offering.
(n)    Material Adverse Effect. There has been no Material Adverse Effect, since December 31, 2019 (other than any change or event expressly disclosed to the Administrative Agent on or before May 25, 2020).
5.2    Conditions Precedent to Initial Credit Extension. The making of the initial Credit Extension is subject to the satisfaction (or waiver) of the following conditions precedent:
(a)    Loan Documents. The Administrative Agent shall have received the following documents, duly executed by an authorized officer or authorized representative of each Closing Date Loan Party, to the extent applicable:
(i)    the Guarantee and Collateral Agreement;
(ii)    the Intellectual Property Security Agreements;
(iii)    each Note requested by any Lender on or prior to the Effective Date;

(iv)    Borrowing Notice;
(v)    [reserved];
(vi)    Intercompany Note;
(vii)    UK Security Documents; and
(viii)    the Perfection Certificate.
(b)    Collateral.
(i)    To the extent required under the Security Documents, all Capital Stock of each Subsidiary (other than Excluded Subsidiaries) held by each Closing Date Loan Party that is a Domestic Loan Party shall have been pledged to the Collateral Agent.
(ii)    For all Indebtedness for borrowed money owed to any of the Closing Date Loan Parties that is a Domestic Loan Party in excess of $5,000,000 that is evidenced by one or more promissory notes, such promissory notes shall have been pledged pursuant to the Guarantee and Collateral Agreement, and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.
(iii)    The Collateral Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, the appropriate Uniform Commercial Code financing statements for filing in such office or offices as may be necessary to perfect the Collateral Agent’s Liens in and to the UCC Filing Collateral granted under the Guarantee and Collateral Agreement.
(c)    Other Documents and Certificates. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower, certifying the satisfaction of , all conditions in Sections 5.3(a) and (b) substantially in the form of Exhibit M hereto.
(d)    Financial Information. The Administrative Agent shall have received a detailed sources and uses statement which reflects (A) the sources of all funds to be used by the Loan Parties to consummate the Transactions and to pay all transaction expenses incurred in connection therewith (including the fees, costs and expenses due and payable pursuant to the Fee Letter, Sections 2.5 and 10.5) and (B) all uses of such funds, which sources and uses shall be attached as an exhibit to the Borrowing Notice delivered pursuant to Section 5.2(a).
(e)    Legal Opinions. The Administrative Agent shall have received (i) executed customary legal opinions of outside counsel to the Borrower and the other Closing Date Loan Parties that are Domestic Subsidiaries, (ii) executed legal opinion of Morgan, Lewis & Bockius UK LLP, legal advisers to the Administrative Agent, in respect of the enforceability of the U.K. Security Documents and (iii) executed legal opinion of Cleary Gottlieb Steen & Hamilton LLP, legal advisers to the Closing Date U.K. Loan Parties, in respect of the due authorization, capacity, power and authority of the Closing Date U.K. Loan Parties to enter into the Loan Documents, which opinions shall be addressed to the Administrative Agent and the Lenders.

(f)    Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate.
(g)    Insurance. The Administrative Agent shall have received a certificate of insurance, in each case, as to the insurance required by Section 6.5, in form and substance reasonably satisfactory to Administrative Agent.
(h)    Repayment of Existing Facilities. Arrangements reasonably satisfactory to the Administrative Agent shall have been made for the repayment by the Loan Parties and each of their respective Restricted Subsidiaries of the Existing Facilities in full substantially simultaneously with the funding of the Term Loans in accordance with the funds flow memorandum attached to the Borrowing Notice.
(i)    Fees and Expenses. Each of the Administrative Agent and each Lender shall have received, for its own respective account, (i) all fees and expenses due and payable to such Person under the Fee Letter and (ii) the reasonable fees, costs and expenses due and payable to such Person pursuant Sections 2.5 and 10.5 (including the reasonable and documented fees, disbursements and other charges of counsel) for which invoices have been presented at least one (1) Business Day prior to the Closing Date.
(j)    Patriot Act Compliance. The Administrative Agent shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information required by banking regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, rules and regulations, and any required Patriot Act compliance, required by the Administrative Agent at least three Business Days prior to the Effective Date.
(k)_    Initial Syndicated Offering. Evidence reasonably satisfactory to the Administrative Agent of Holding’s consummation of the Initial Syndicated Offering .
5.3    Conditions to all Credit Extensions. The agreement of each Lender to make any credit extension is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects where qualified by materiality or Material Adverse Effect) on and as of such date as if made on and as of such date (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects where qualified by materiality or Material Adverse Effect) on and as of such specific date).
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)    Notices. The Borrower shall have delivered to the Administrative Agent, the Borrowing Notice or application, as the case may be, for such extension of credit in accordance with this Agreement.
SECTION 6. AFFIRMATIVE COVENANTS
Each Loan Party hereby agrees that, so long as the Commitments remain in effect, or any Term Loan or other amount is owing to any Lender or Agent hereunder (other than Unasserted Contingent Obligations), Holdings shall and shall cause each of its Restricted Subsidiaries to:
6.1    Financial Statements. Furnish to the Administrative Agent or for prompt further distribution to each Lender:
(a)    as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income or operations, members’ equity and cash flows for such year, setting forth in each case in comparative form (in both Dollar and percentage terms) the figures for the previous year and when such Projections has been delivered pursuant to Section 6.2(b), a comparison (both in Dollar and percentage terms) to projections for such year in the then-current Projections, such audited consolidated balance sheet reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Pricewaterhouse Coopers LLP or other independent certified public accountants of nationally recognized standing;
(b)    as soon as available, but in any event on the date forty-five (45) days after the end of each quarterly period of each fiscal year of Holdings, (i) the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter, the related unaudited consolidated statements of income or operations, for such quarter and cash flows for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form (in both Dollar and percentage terms) the figures for the corresponding fiscal quarter in, and year-to-date portion of, the immediately preceding fiscal year of Holdings and when such Projections has been delivered pursuant to Section 6.2(b), a comparison (both in Dollar and percentage terms) to projections for such quarter in the then-current Projections, in each case, certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operation, members’ equity and cash flows of Holdings in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) and (ii) a narrative report and management’s discussion and analysis, in customary form, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year, and (iii) information and calculations on the amount of Investments made utilizing Section 7.6(g) and 7.6(s);
(c)    as soon as available and in any event within thirty (30) days after the end of each month, a statement showing the available cash balance and income of Holdings and its consolidated Subsidiaries as at the end of such month, the related unaudited consolidated statements of income or operations, for such month, setting forth in each case in comparative form (in both Dollar and percentage terms) the figures for the corresponding month in, and year-to-date portion of, the immediately preceding fiscal year of Holdings, in each case, certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operation, members’ equity and cash flows of Holdings in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes); and
(d)    in the event Holdings is no longer subject to the periodic reporting requirements of the Exchange Act, at such time as reasonably determined by the Administrative Agent, after the financial statements of Holdings and its consolidated Subsidiaries are required to be delivered pursuant to Sections 6.1(a) and 6.1(b), Holdings and the Borrower shall participate in a conference call to discuss results of operations of Holdings and its consolidated Subsidiaries with the Lenders.
All such financial statements shall be in accordance with GAAP applied consistently throughout the periods reflected therein and other than as disclosed therein with prior periods.
Documents required to be delivered pursuant to Section 6.1(a), (b) or (c) or Section 6.2(b) or Section 6.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (the “Platform”); provided that, (x) to the extent the Administrative Agent or any Lender so requests, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
6.2    Certificates; Other Information. Furnish to the Administrative Agent and the Collateral Agent (as applicable) (or, in the case of clause (e), to the relevant Lender):
(a)    (x) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) and (b), (i) a certificate of a Responsible Officer of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with Section 7.15, as of the last day of the fiscal quarter or fiscal year of Holdings, to the extent applicable, (y) concurrently with the delivery of any financial statements pursuant to Section 6.1(c), to the extent not previously disclosed and delivered to the Administrative Agent and the Collateral Agent, (i) a listing of any patent, trademark or copyright which is the subject of a United States registration or application (including Intellectual Property included in the Collateral which was theretofore unregistered and becomes the subject of a United States registration or application) acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y), and promptly deliver to the Administrative Agent and the Collateral Agent an Intellectual Property Security Agreement suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, (ii) to the extent applicable, a written notice to the Administrative Agent pursuant to the last proviso of the definition of “Reinvestment Event” and (iii) a listing of any new Regulatory Required Permit received by any Group Member that represents the first entry into market for a new Product in Japan, Brazil, Saudi Arabia or China, or an original PMA in the United States, and (z) (i) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements and (ii) a list identifying each Subsidiary of Holdings as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such financial statements or confirming that there is no change in such information since the later of the Closing Date and the date of the last such list;
(b)    as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of Holdings, projections for the following fiscal year shown on a quarterly basis (including consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of Holdings stating that such Projections are based on estimates, information and assumption believed by such Responsible Officer to be reasonable at the time prepared, it being understood that actual results may vary from such projections and that such variations may be material; provided that to the extent Holdings files annual guidance with the SEC in a form consistent with past practice, the filing of such annual guidance shall be deemed to satisfy the requirement to provide Projections pursuant to this clause (b);
(c)    promptly after the same are sent, copies of all financial statements, reports and material notices that the Borrower sends to the holders of any class of its Junior Indebtedness, Syndicated Offerings or other public equity securities and, promptly after the same are filed, copies of all annual, regular or periodic and special reports and registration statements which the Loan Parties may file or be required to file with the SEC and not otherwise required to be delivered to the Administrative Agent pursuant hereto, and, promptly, and in any event within seven (7) Business Days, after receipt thereof by Holdings or any Subsidiary thereof, copies of each written notice or other correspondence received from the SEC or comparable agency in any applicable foreign jurisdiction concerning any investigation or potential investigation or other inquiry by such agency regarding the financial or other operational results of Holdings or any Subsidiary thereof and copies of any exchange notice received from any holder of the Initial Syndicated Offering;
(d)    promptly, after any request by the Administrative Agent, any final “management” letter submitted by such accountants to the board of directors of Holdings or the Borrower in connection with their annual audit; and

(e)    promptly, such additional financial and other information regarding the business, financial or corporate affairs of Holdings or any of its Restricted Subsidiaries as the Administrative Agent (for itself or on behalf of any Lender) may from time to time reasonably request, including, without limitation, other information with respect to the Patriot Act; provided, that (other than with respect to the Patriot Act or where waiver of such privilege will not be adverse to the Borrower in the good faith opinion of the Borrower’s counsel) if the disclosure of any requested information would compromise any attorney-client privilege, that has not been or will not be waived, the Borrower shall make available redacted versions of requested documents or portions of documents that are the subject of such attorney-client privilege or, if unable to do so consistent with the preservation of such attorney-client privilege, shall endeavor in good faith otherwise to disclose information responsive to the Administrative Agent’s requests in a manner that will protect such attorney-client privilege.
(f)    promptly, and in no event later than three (3) Business Days after an Authorized Officer becomes aware thereof, notify and provide copies to the Administrative Agent of any notice and related correspondence that (i) the FDA or any other similar Governmental Authority is limiting, suspending or revoking any material Regulatory Required Permit, changing the Product Approval, manufacturing process or facilities, distribution pathway or parameters, or label or labeling of the Products of the Loan Parties or their respective Subsidiaries, to the extent this could reasonably expected to have a Material Adverse Effect, or considering any of the foregoing; (ii) any Loan Party or any of its Subsidiaries becoming subject to any administrative or regulatory enforcement action, including FDA application integrity review, Form FDA 483 observation or other inspection-related or audit documents, warning letter, untitled letter, notice of violation letter, penalty, fine, sanction or reprimand, or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority, or (iii) to the extent this could reasonably be expected to have a Material Adverse Effect, (1) any Product of any Loan Party or any of its Subsidiaries being seized, withdrawn, recalled (voluntarily or otherwise), detained, or subject to a suspension of manufacturing, or (2) the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall (voluntary or otherwise), suspension, import detention, or seizure of any Product are pending or threatened in writing against the Loan Parties or their respective Subsidiaries; and (3) any voluntary withdrawal or recall of any Product by any Loan Party or any of its Subsidiaries.
6.3    Payment of Taxes. Pay all federal, state and other material Taxes, before they become delinquent, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in accordance with GAAP with respect thereto have been provided on the books of the relevant Group Member.
6.4    Maintenance of Existence; Compliance.
(a)    (i) Preserve, renew and keep in full force and effect its organizational existence except as permitted hereunder and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, including, without limitation, all necessary Governmental Authorizations, except, in each case, as otherwise permitted by Section 7.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and
(b)    comply with all Contractual Obligations, Organizational Documents and Requirements of Law (including, without limitation, and as applicable, Health Care Laws, FDA regulations, ERISA, OFAC, FCPA and the Code) except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.5    Maintenance of Property; Insurance. (a) Except as permitted by Section 7.4, keep all material Property useful and necessary in its business in good working order and condition, ordinary wear and tear and obsolescence excepted, except if failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) maintain, with reputable non-Affiliate insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar business operating in the same or similar locations. Within 30 days after the Closing Date, the umbrella liability insurance and property insurance of the Loan Parties shall (i) name the Administrative Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder and provide for at least thirty days’ prior written notice to Collateral Agent of any cancellation of such policy and (c) if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a reputable non-Affiliate insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.
6.6    Inspection of Property; Books and Records; Discussions. (a)  Keep proper books of records and account in which full, true and correct in all material respects entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities and (b) subject to the Borrower’s, Holdings’ and each Restricted Subsidiary’s internal policies for the protection and preservation of Intellectual Property or other non-financial proprietary information, permit representatives of the Administrative Agent who may be accompanied by any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and upon reasonable advance notice to the Borrower and to discuss the business, operations, properties and financial and other condition of the Group Members with the officers of the Group Members and with their independent certified public accountants (provided that Holdings or its Subsidiaries may, at their option, have one or more employees or representatives present at any discussion with such accountants); provided that unless an Event of Default has occurred or is continuing, only one (1) such visit in any calendar year shall be at the Borrower’s expense and provided, further, that if the disclosure of any requested information would compromise any attorney-client privilege (other than where waiver of such privilege will not be adverse to the Borrower in the good faith opinion of the Borrower’s counsel), that has not been or will not be waived or waiver thereof will be materially adverse to the Borrower, the Borrower shall make available redacted versions of requested documents or portions of documents that are the subject of such attorney-client privilege or, if unable to do so consistent with the preservation of such attorney-client privilege, shall endeavor in good faith otherwise to disclose information responsive to the Administrative Agent’s requests in a manner that will protect such attorney-client privilege.
6.7    Notices. As soon as possible and in any event within five (5) Business Days after a Responsible Officer of Holdings or any of its Subsidiaries obtains knowledge thereof, give notice to the Administrative Agent of:
(a)    the occurrence of any Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the applicable Loan Party proposes to take with respect thereto;
(b)    any (i) default or event of default under any Contractual Obligation of any Group Member, including under the Initial Syndicated Offering or other Junior Indebtedness, in each case that could reasonably be expected to have a Material Adverse Effect, (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect, (iii) material amendment of the Initial Syndicated Offering’s documentation or other Junior Indebtedness Documentation or (iv) any notices delivered in accordance with Section 6.7 of the Revolving Credit Agreement (only to the extent a notice in respect of the same matter has not been already delivered to the Administrative Agent pursuant to this Section 6.7) or material amendment to the Revolving Credit Agreement;
(c)    any litigation, enforcement action or proceeding affecting any Group Member (i) which could reasonably be expected to have a Material Adverse Effect, (ii) which relates to any Loan Document;
(d)    as soon as possible and in any event within thirty (30) days after a Responsible Officer of the Borrower or any Controlled Group Member knows or has reason to know that any (i) ERISA Event or substantially similar events with respect to pension schemes maintained in the United Kingdom or Canada; (ii) material increase in the excess of the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) over the value of the assets of such Plan allocable to such accrued benefits since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable or (iii) material increase since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, in potential withdrawal liability under Section 4201 of ERISA, if the Group Members and the Commonly Controlled Entities were to withdraw completely from any and all Multiemployer Plans, in each case, has occurred and would reasonably be expected to have a Material Adverse Effect;

(e)    as soon as possible and in any event within thirty (30) days after a Responsible Officer of the Borrower or any Controlled Group Member knows of has reason to know that (i) any violation of any Environmental Law which could reasonably be expected to result in a Material Adverse Effect, (ii) any proceeding against or investigation under any Environmental Law, including a written request for information or a written notice of violation or potential environmental liability from any Governmental Authority or any other person, which could reasonably be expected to result in a Material Adverse Effect, (iii) the occurrence or discovery of a Release or threat of a Release or exposure to Materials of Environmental Concern at, on, in, under, to or from any Property in excess of reportable or allowable standards or levels under any Environmental Law, or under circumstances, or in a manner or amount which could reasonably be expected to result in a Material Adverse Effect or (iv) any pending or threatened Environmental Claim which could reasonably be expected to result in a Material Adverse Effect. and
(f)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.
6.8    Environmental Laws.Comply with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(a)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws to address Materials of Environmental Concern, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws or Materials of Environmental Concern, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)    Provide the Administrative Agent with copies of any material demand, request for information, notice, submittal, documentation or correspondence (excluding, in any case, documentation subject to privilege claims) received or provided by or on behalf of any Loan Party from or to any Governmental Authority or other person under any Environmental Law to the extent the same could reasonably be expected to result in a Material Adverse Effect. Such notice, submittal or documentation shall be provided to the Administrative Agent promptly and, in any event, within thirty (30) Business Days after such material is provided to any Governmental Authority or third party.
6.9    [Intentionally Omitted].

6.10    Post-Closing; Additional Collateral, etc.
(a)    With respect to any property acquired after the Effective Date by any Loan Party incorporated in the United States or Canada as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien (other than (x) any property described in paragraph (b), (c), (d) or (g) below and (y) property that is not required to become subject to Liens in favor of the Collateral Agent pursuant to the Loan Documents) the Borrower shall ensure that the relevant Loan Parties will (i) execute and deliver to the Collateral Agent such amendments to the applicable Security Document, Perfection Certificate or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected (subject to any Lien that is permitted under Section 7.2) security interest with the priority contemplated by the Intercreditor Agreement in such property, including, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law and, in the case of patents, trademarks and copyrights subject to a United States registration or application, as promptly as practicable, the delivery for filing of an Intellectual Property Security Agreement suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office as may be required by the applicable Security Document, and (iii) if reasonably requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be customary in form and substance and from counsel reasonably satisfactory to the Collateral Agent.
(b)    With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $10,000,000 owned or acquired on or after the Closing Date by any Domestic Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.2(g)), within 90 days, or as such later date the Administrative Agent may agree, (i) execute and deliver a first priority Mortgage subject to Liens permitted under clause (i) and (n) of Section 7.2 hereof, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) provide the Secured Parties with (x) a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably acceptable to the Collateral Agent, provided that in jurisdictions that impose mortgage recording taxes, the Security Documents shall not secure indebtedness in an amount exceeding 105% of the fair market value of the Mortgaged Property, as reasonably determined in good faith by the Loan Parties and reasonably acceptable to Collateral Agent), as well as a Survey thereof (except that a new Survey will not be required except to the extent necessary to delete the so called “survey exceptions” in any such policy of title insurance) and (y) any consents or estoppels deemed necessary in the reasonable opinion of the Collateral Agent to obtain such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) deliver to the Collateral Agent legal opinions relating to, among other things, the enforceability, due authorization, execution and delivery of the applicable Mortgage, which opinions shall be in customary form and substance and from counsel reasonably satisfactory to the Collateral Agent and (iv) for real property located in the United States deliver to the Administrative Agent a “Life-of-Loan” Federal Emergency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto), and if such Mortgaged Property is located in a special flood hazard area, evidence of flood insurance confirming that such insurance has been obtained, which certificate shall be in a form and substance reasonably satisfactory to the Administrative Agent, and any and all other documents as the Collateral Agent may reasonably request, in each case, in form and substance reasonably satisfactory to the Collateral Agent.
(c)    [Intentionally Omitted].
(d)    Subject to the Agreed Security Principles, with respect to any new Eligible Foreign Pledged Subsidiary that is a Wholly Owned Subsidiary (other than an Immaterial Subsidiary or an Unrestricted Subsidiary or otherwise an Excluded Subsidiary) created or acquired after the Closing Date (including any such Subsidiary that ceases to be either an Immaterial Subsidiary or an Unrestricted Subsidiary, but other than any Foreign Subsidiary excluded pursuant to Section 6.10(g)(i)) by any Loan Party (other than by any Loan Party that is a Foreign Subsidiary), within seventy-five (75) days of such formation or acquisition, (or, in each case, such later date as the Administrative Agent may agree), (A) execute and deliver to the Collateral Agent such Security Documents as the Collateral Agent deems necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority (subject to any Lien that is permitted under Section 7.2) security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary that is a Section 956 Excluded Subsidiary be required to be so pledged), (B) to the extent issued, deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, as the case may be, and take such other action as may be necessary to perfect the Collateral Agent’s security interest therein, and (C) if reasonably requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in customary form and substance and from counsel reasonably satisfactory to the Collateral Agent.
(e)    Post-Closing Requirements. Subject to the Agreed Security Principles, the Loan Parties shall (i) deliver to the Agents each item set forth on Schedule 6.10 and (ii) perform each action set forth in Schedule 6.10, each within the time periods set forth opposite each such item or action on such Schedule or such later date as shall be acceptable to Administrative Agent in its sole discretion.
(f)    [Intentionally Omitted].
(g)    Notwithstanding anything to the contrary in this Section 6.10:
(i)    no Excluded Subsidiary shall be required to become a Guarantor, provided that the Borrower shall have the option to designate as Guarantor any Subsidiary of Holdings that is an Excluded Subsidiary under clauses (3), (8) or, with the Administrative Agent’s reasonable consent, (9), in each case, of the definition thereof;
(ii)    any Restricted Subsidiary organized in Italy shall never qualify as an Eligible Foreign Pledged Subsidiary (but may be required to enter into an unsecured Guarantee of the Obligations, to the extent otherwise required by the Loan Documents);
(iii)    without prejudice to the Agreed Security Principles for entities organized outside the United States or Canada, none of the following assets or property shall be required to be included in the Collateral (collectively, the “Excluded Assets”):  (i) any assets to the extent that and for as long as such grant of a security interest is prohibited by, or would cause the invalidation, impairment, lapse, forfeiture, dedication to the public, or abandonment of such property under, any applicable law, rule or regulation except to the extent that such law, rule or regulation is ineffective under applicable law or principles of equity or would be ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code to prevent the attachment of the security interest granted hereunder, (ii) any assets to the extent that and for as long as such grant of a security interest requires consent pursuant to any applicable law, rule or regulation that has not been obtained, except to the extent that such law, rule or regulation is ineffective under applicable law or principles of equity or would be ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code to prevent the attachment of the security interest granted hereunder, (iii) any assets (including leases, licenses, permits or other agreements) subject to any third party arrangement (including purchase money security interests and capitalized leases) to the extent that a grant of a security interest therein would violate or invalidate such arrangement, or create a right of termination in favor of any other party thereto (other than Holdings or any of its Subsidiaries), except to the extent that any such violation, invalidation or termination is ineffective under applicable law or principles of equity or would be ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code to prevent the attachment of the security interest granted hereunder, (iv) Margin Stock, (v) any intent-to-use trademark applications filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051 (the “Lanham Act”), prior to the filing and acceptance of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act with respect thereto or any Trademark issued as a result of such application under applicable law, (vi) Capital Stock (A) that constitutes Excluded Equity Interests (as defined in the Guarantee and Collateral Agreement), (B) of any Person that is not a Wholly Owned Subsidiary, or (C) of Unrestricted Subsidiaries or in any Person (other than Wholly Owned Subsidiaries) to the extent not permitted by the terms of such person’s organizational or joint venture documents, other than as a result of provisions entered into or created in contemplation of this clause (vi) until such time as such Unrestricted Subsidiary becomes a Restricted Subsidiary in accordance with this Agreement), (vii) assets of the Borrower or its subsidiaries the pledge of which would result in an investment in “United States property” (within the meaning of Section 956 of the Code (or any similar law or regulation in any applicable jurisdiction)) or would otherwise result in a material adverse tax consequence to Holdings, the Borrower, its Restricted Subsidiaries and/or its Affiliates as reasonably determined by Holdings, (viii) those assets as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost, burden, difficulty or consequence of obtaining such a security interest or perfection thereof outweighs the benefit to the Secured Parties of the security to be afforded thereby, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition, and (ix) any Excluded Deposit Accounts (as defined in the Guarantee and Collateral Agreement);
(iv)    no actions shall be required to be taken to perfect any security interests in any Intellectual Property owned by any Loan Party governed by or arising or existing under the laws of any jurisdiction other than the United States; and
(v)    any requirement contained herein with respect to any entity organized outside of the United States and Canada shall in all respects be subject to the Agreed Security Principles.
6.11    Further Assurances. Subject to the Agreed Security Principles for the entities organized outside of the United States and Canada, from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Subject to the Agreed Security Principles for the entities organized outside of the United States or Canada, upon the reasonable exercise by the Administrative Agent, the Collateral Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Secured Party reasonably may be required to obtain from any Loan Party for such governmental consent, approval, recording, qualification or authorization.
6.12    [Intentionally Omitted].
6.13    Use of Proceeds. The Borrower shall use the proceeds of the Term Loans, solely as set forth in Section 4.16.
6.14    [Intentionally Omitted].
6.15    Intellectual Property. Each Loan Party shall (and Holdings shall procure that each Group Member will): (a) take reasonable efforts to preserve and maintain the subsistence and validity of the Intellectual Property owned by such Loan Party that is necessary to the business of the relevant Group Member; (b) take reasonable steps to prevent and defend against any infringement of such Intellectual Property, including, without limitation, settling such litigation when in such Group Member’s good faith belief it is reasonable to do so; (c) make registrations and pay all registration fees and taxes necessary, as applicable, to maintain such Intellectual Property in full force and effect and record its interest in such Intellectual Property; and (d) not use or permit such Intellectual Property to be used in a way which may affect the existence or value of such Intellectual Property or imperil the right of any Group Member to use such property, in each case with respect to (a) through (d) above (except with respect to Intellectual Property that is material to any Core Business Segment), except as could not reasonably be expected to have a Material Adverse Effect. Each Group Member shall (i) maintain all licenses for third party Intellectual Property (including commercial Software) licensed to such Group Member and (ii) not violate any such licenses and not cause any such license to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing Date, except for licenses that expire or are terminated in accordance with their terms and in the ordinary course of business (other than a termination resulting from a default or breach by the applicable Group Member), in each of (i) and (ii), except as could not reasonably be expected to have a Material Adverse Effect.
6.16    Designation of Subsidiaries. The board of directors of Holdings may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) the Secured Leverage Ratio is less than or equal to 4.50:1.00 (and, as a condition precedent to the effectiveness of any such designation, Holdings shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the pro forma calculations demonstrating satisfaction of such test), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Junior Indebtedness, (iv) any Subsidiary to be designated as an Unrestricted Subsidiary does not (directly, or indirectly through its Subsidiaries) own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, Holdings or any of its Restricted Subsidiaries and (v) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary holds any Governmental Authorizations, Intellectual Property or the rights to develop, produce and distribute any Product or owns any Product. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings therein at the date of designation in an amount equal to the fair market value of the assets of such Subsidiary (less the amount of the Indebtedness of such Subsidiary on the date of such designation) that is allocated to the ownership interest of the relevant Group Member in such Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence, at the time of designation, of Indebtedness or Liens in such Subsidiary (equal to the amounts then owed by such Subsidiary) and a return on any Investment by Holdings in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value of the assets of such Subsidiary (less the amount of the Indebtedness of such Subsidiary on the date of such re-designation) that is allocated to the ownership interest of the relevant Group Member in such Subsidiary. An Unrestricted Subsidiary that has subsequently been designated as a Restricted Subsidiary may not be redesignated as an Unrestricted Subsidiary.
6.17    [Intentionally Omitted].

6.18    U.K. PSC Register.
Each U.K. Loan Party shall:
(a)    maintain its PSC Register in accordance with the requirements of section 790B of the U.K. Companies Act 2006 and will provide a copy of the same to the Administrative Agent upon request;
(b)    notify the Administrative Agent of its intention to issue, or its receipt of any warning notice or restrictions notice under Schedule 1B of the U.K. Companies Act 2006 in respect of its shares and provide a copy of such warning notice or restrictions notice to the Administrative Agent in each case before it issues or promptly following receipt of such notice; and
(c)    not do anything or permit anything to be done, which could result in any other person becoming a PSC Registrable Person in respect of its shares or require that U.K. Loan Party to issue a notice under sections 790D or 790E or a warning or restrictions notice under schedule 1B of the U.K. Companies Act 2006.
SECTION 7. NEGATIVE COVENANTS
Each Loan Party hereby agrees that, as from the Closing Date and so long as any Term Loan or other amount is outstanding and owing to any Lender or Agent hereunder (other than Unasserted Contingent Obligations), Holdings shall not, and shall not permit any of its Restricted Subsidiaries to:
7.1    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
(a)    Indebtedness of any Loan Party pursuant to any Loan Document;
(b)    (i) Indebtedness of any Loan Party owed to any other Loan Party; (ii) unsecured Indebtedness of any Loan Party owed to any Group Member that is not a Loan Party; (iii) Indebtedness of any Group Member that is not a Loan Party owed to any other Group Member that is not a Loan Party; and (iv) subject to Section 7.6(g), Indebtedness of any Group Member that is not a Loan Party owed to a Loan Party; provided, that in the case of any such Indebtedness of a Loan Party owed to a Group Member that is not a Loan Party in an amount in excess of $5,000,000, subject to the Agreed Security Principles, such Indebtedness shall be subject to the Intercompany Subordination Agreement within 60 days of (x) the Closing Date, with respect to Indebtedness existing on the Effective Date, or (y) the date on which such Indebtedness is incurred, in case of Indebtedness incurred after the Effective Date;
(c)    Guarantee Obligations incurred by (i) any Group Member that is a Loan Party of obligations of any other Loan Party and, subject to Section 7.6(g), of any Group Member that is not a Loan Party and (ii) any Group Member that is not a Loan Party of obligations of any Loan Party or any other Group Member;

(d)    Indebtedness outstanding on the Closing Date and listed on Schedule 7.1 and any Permitted Refinancing thereof;
(e)    Indebtedness (including, without limitation, Capital Lease Obligation) of the Borrower or any Subsidiary secured by Liens permitted by Section 7.2(g) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding and any Permitted Refinancing thereof;
(f)    Indebtedness in respect of Hedge Agreements designed to hedge against interest rates, foreign exchange rates or commodities pricing risks and not for speculative purposes and Guarantee Obligations thereof (including, for the avoidance of doubt, the Capped Call);
(g)    Indebtedness of the Borrower or any Subsidiary in respect of performance, bid, surety, indemnity, appeal bonds, completion guarantees and other obligations of like nature and guarantees and/or obligations as an account party in respect of the face amount of letters of credit in respect thereof, in each case securing obligations not constituting Indebtedness for borrowed money (including worker’s compensation claims, environmental remediation and other environmental matters and obligations in connection with insurance or similar requirements) provided in the ordinary course of business;
(h)    Indebtedness arising from the endorsement of instruments in the ordinary course of business;
(i)    Indebtedness of Foreign Subsidiaries that are not Loan Parties in an aggregate principal amount not to exceed $25,000,000;
(j)    Revolving Loan Indebtedness, subject to the terms of Intercreditor Agreement and in an aggregate principal amount not to exceed $60,000,000;
(k)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten (10) Business Days of incurrence;
(l)    Indebtedness of Holdings or any Subsidiary that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with acquisitions or sales of assets and/or businesses;
(m)    [Intentionally Omitted];
(n)    Indebtedness arising from judgments or decrees not constituting an Event of Default under Section 8(h);
(o)    Guarantee Obligations incurred by any Loan Party in respect of Indebtedness otherwise permitted by this Section 7.1;

(p)    other Indebtedness of the Group Members in an aggregate principal amount (for all Group Members) not in excess of $25,000,000 at any time outstanding;
(q)    [Intentionally Omitted];
(r)    [Intentionally Omitted];
(s)    Indebtedness consisting of obligations of the Borrower, Holdings or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Acquisitions or any other Investment permitted hereunder;
(t)    Indebtedness consisting of (i) the financing of insurance premiums in respect of unearned premiums payable on insurance policies maintained by the Group Members or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(u)    [Intentionally Omitted.]
(v)    unsecured Guarantee Obligations incurred in the ordinary course of business (and consistent with past practice) in respect of obligations to suppliers, customers, franchisees, lessors and licensees;
(w)    [Intentionally Omitted]; and
(x)    Junior Indebtedness (including, for the avoidance of doubt, in respect of the Initial Syndicated Offering) in an aggregate principal amount not in excess of the lesser of (i) $400,000,000 and (ii) an amount such that the Total Leverage Ratio (calculated on a pro forma basis after giving effect to such incurrence), does not exceed 6.00:1.00.
The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.1.
7.2    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:
(a)    Liens for Taxes, assessments, charges or other governmental levies not yet delinquent for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Group Members, as the case may be, in conformity with GAAP;
(b)    Liens imposed by law, including, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days (or, if more than sixty (60) days overdue, no action has been taken to enforce such Lien) or are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(c)    (i) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, or letters of credit or guarantees issued in respect thereof, and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower, Holdings or any Restricted Subsidiary;
(d)    pledges or deposits to secure the performance of bids, government contracts and trade contracts (other than for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business or letters of credit or guarantees issued in respect thereof;
(e)    easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower, Holdings and the Restricted Subsidiaries, taken as a whole, and any exception on the title policies issued in connection with the Mortgaged Property;
(f)    Liens in existence on the Closing Date listed on Schedule 7.2 and any renewals or extensions of any of the foregoing; provided that no such Lien is spread to cover any additional property after the Closing Date;
(g)    Liens securing permitted Indebtedness of Holdings, the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction, improvement or repair of fixed or capital assets and any Permitted Refinancings thereof; provided that (i) such Liens shall be created substantially simultaneously (or within 270 days of) with the acquisition, construction, improvement or repair of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and additions, accessions and the proceeds of sale thereof and (iii) the amount of Indebtedness secured thereby is not increased;
(h)    Liens created pursuant to the Security Documents or any other Loan Document;
(i)    Liens approved by Collateral Agent appearing on Schedule B to the policies of title insurance being issued in connection with the Mortgages;
(j)    any interest or title of a lessor or licensee under any lease or license entered into by Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased or licensed;
(k)    licenses or sub-licenses granted with respect to Intellectual Property (other than exclusive licenses of Intellectual Property relating to a Core Business Segment), leases or subleases granted to third parties in the ordinary course of business which, individually or in the aggregate, do not materially interfere with the ordinary conduct of the business of the Loan Parties or any of their Subsidiaries;

(l)    Liens securing judgments not constituting an Event of Default under Section 8(h) or securing appeal or other surety bonds related to such judgments;
(m)    the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with operating leases and consignment arrangements;
(n)    Liens securing Revolving Loan Indebtedness to the extent permitted by Section 7.1(j), to the extent such Liens are subject to the Intercreditor Agreement;
(o)    Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law or contract encumbering deposits or other funds or assets maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry, including, without limitation, customary liens for customary fees and expenses relating to the operation and maintenance of such deposits;
(p)    Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods;
(q)    statutory and common law landlords’ liens under leases to which the Borrower or any of the Restricted Subsidiaries is a party;
(r)    Liens on assets of Foreign Subsidiaries (other than Loan Parties) securing indebtedness of such Foreign Subsidiaries to the extent the Indebtedness secured thereby is permitted under Section 7.1;
(s)    Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby do not exceed $ 10,000,000 at any one time;
(t)    Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.6(i) to be applied against the purchase price for such Investment and not to exceed 10% of the aggregate purchase price with respect thereto when combined with any cash earnest money deposits permitted under clause (x) below;
(u)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower, Holdings or any Restricted Subsidiary in the ordinary course of business in accordance with past practices of the Borrower, Holdings or such Restricted Subsidiary;
(v)    Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.6 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(w)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower, Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower, Holdings or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower, Holdings or any Restricted Subsidiary in the ordinary course of business;
(x)    Liens solely on any cash earnest money deposits made by the Borrower, Holdings or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder and not to exceed 10% of the aggregate purchase price with respect thereto when combined with any liens and/or cash advances permitted under clause (t) above;
(y)    [Intentionally Omitted];
(z)    ground leases in respect of real property on which facilities owned or leased by the Borrower, Holdings or any Restricted Subsidiary are located;
(aa)    Liens in respect of unearned premiums on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(bb)    Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; and
(cc)    Liens constituting Dispositions permitted by Section 7.4.
7.3    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:
(a)    any Restricted Subsidiary may be merged, consolidated or be amalgamated (i) with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation), (ii) with or into any other Restricted Subsidiary (provided that if only one party to such transaction is a Secured Guarantor, the Secured Guarantor shall be the continuing or surviving corporation) or (iii) subject to Section 7.6(g), with or into any other Group Member; provided, that in the case of clauses (ii) and (iii) any Domestic Loan Party which holds any material assets, including Intellectual Property, that relates to any Core Business Segment may only merge, consolidate or be amalgamated with any other Domestic Loan Party;
(b)    any Group Member may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Loan Party or, subject to Section 7.6(g) (to the extent applicable), any other Group Member; provided, that, notwithstanding the foregoing, a Domestic Loan Party which holds any material assets, including Intellectual Property, that relates to any

Core Business Segment may only Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Domestic Loan Party;
(c)    any Restricted Subsidiary that is not a Loan Party may (i) merge or consolidate with or into any Restricted Subsidiary that is not a Loan Party or (ii) dispose of all or substantially all of its assets (including any Disposition that is in the nature of a voluntary liquidation) to (x) another Restricted Subsidiary that is not a Loan Party or (y) to a Loan Party;
(d)    the Borrower, and any Restricted Subsidiary may enter into any merger, consolidation or similar transaction with another Person to effect a transaction permitted under Section 7.6 and under this Agreement; provided that either (i)  the Borrower or any Secured Guarantor is the surviving entity or (ii) if the transaction does not involve the Borrower, the surviving entity (if other than any Secured Guarantor) assumes all the obligations of such Secured Guarantor under the Loan Documents pursuant to agreements reasonably satisfactory to the Administrative Agent and the Collateral Agent; and
(e)    transactions permitted under Section 7.4 shall be permitted.
7.4    Disposition of Property. Dispose of any of its property, including any Intellectual Property, whether now owned or hereafter acquired, or, in the case of the Borrower or any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:
(a)    Dispositions of obsolete, damaged, uneconomic or worn out machinery, parts, property or equipment, or property or equipment no longer used or useful, in the conduct of its business, whether now owned or hereafter acquired;
(b)    the sale of inventory in the ordinary course of business;
(c)    Dispositions permitted by Sections 7.3(a), (b) and (c);
(d)    so long as no change of control shall occur therefrom, the sale or issuance of any Group Member’s Capital Stock to any other Group Member (except that a Loan Party or Pledged Company may issue Capital Stock only to another Loan Party);
(e)    (i) any Group Member may Dispose of any of its assets to a Loan Party or, subject to Section 7.6(g) (to the extent applicable), any other Group Member; provided, with (x) respect to any Disposition by a non-Loan Party to a Loan Party, the purchase price with respect thereto shall not be greater than the fair market value of the Disposed assets or Capital Stock and (y) respect to any Disposition by a Loan Party to a non-Loan Party, the purchase price with respect thereto shall not be less than the fair market value of the Disposed assets or Capital Stock; provided further, that, notwithstanding the foregoing, a Domestic Loan Party may only Dispose of assets, including Intellectual Property, related to any Core Business Segment to another Domestic Loan Party, (ii) any Group Member that is not a Loan Party may Dispose of any assets, or issue or sell Capital Stock, to any other Group Member that is not a Loan Party and (iii) any

Pledged Company that is not a Loan Party may Dispose of any assets, or issue or sell Capital Stock, to any other Pledged Company that is not a Loan Party;
(f)    Dispositions of cash or Cash Equivalents in transactions not otherwise prohibited by this Agreement;
(g)    licenses or sub-licenses granted by Group Members with respect to Intellectual Property (other than exclusive licenses of Intellectual Property relating to a Core Business Segment), or leases or subleases, granted to third parties in the ordinary course of business which, individually or in the aggregate, do not materially interfere with the ordinary conduct of the business of the Group Members;
(h)    the issuance or sale of shares of any Subsidiary’s Capital Stock to qualified directors if required by applicable law;
(i)    Dispositions or exchanges of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(j)    Dispositions of leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower, Holdings and any Restricted Subsidiary, taken as a whole;
(k)    the abandonment (including by ceasing to enforce, allowing the lapse, discontinuing the use or maintenance of or putting into the public domain) or other Disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, not material to the conduct of the business of the Borrower, Holdings or the Restricted Subsidiaries, taken as a whole;
(l)    the Disposition of Property which constitutes a Recovery Event;
(m)    Dispositions consisting of the sale, transfer, assignment or other Disposition of accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;
(n)    Dispositions constituting Restricted Payments permitted by Sections 7.5, Investments permitted by Section 7.6 and Liens permitted by Section 7.2;
(o)    leases, subleases, licenses or sublicenses with respect to real or personal property (other than Intellectual Property), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower, Holdings and any Subsidiary, taken as a whole, including leases of unimproved real property encumbered by a Mortgage, on which real property the lessee may make improvements;
(p)    so long as the proceeds thereof are applied pursuant to Section 3.2, Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/

sell arrangements between the joint venture parties set forth in the joint venture arrangements and similar binding arrangements;
(q)    any issuance or sale of Capital Stock in, or Indebtedness or other securities of an Immaterial Subsidiary or Unrestricted Subsidiary;
(r)    as long as no Default is continuing or would result therefrom, any Disposition of property of any Group Member (other than any Core Business Segment or any assets or Intellectual Property included in any Core Business Segment), or issuance or sale of Capital Stock by, the Borrower or any Restricted Subsidiary; provided that with respect to any Disposition made pursuant to this clause (r), such Disposition shall be valued at fair market value and such Group Member shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided further that (i) any liabilities (as shown on the most recent balance sheet of Holdings provided hereunder or in the footnotes thereto) of such Group Member, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which such Group Member shall have been validly released by all applicable creditors in writing, shall be deemed to be cash or Cash Equivalents, (ii) any securities received by such Group Member from such transferee that are convertible by such Group Member into cash or Cash Equivalents within 180 days following the closing of the applicable Disposition, shall be deemed to be cash or Cash Equivalents and (iii) any Designated Non-Cash Consideration received by such Group Member in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (r) that is at that time outstanding, not in excess of $35,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents; and
(s)    Dispositions of Property related to compensation paid or to be paid, or benefits provided or to be provided, in the ordinary course of business.
7.5    Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, in each case, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings or any Subsidiary (collectively, “Restricted Payments”), except that:
(a)    any Restricted Subsidiary may make Restricted Payments to Holdings or any Restricted Subsidiary that owns a direct equity interest in such Subsidiary (and, in the case of a Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, such Subsidiary may make Restricted Payments to each owner of Capital Stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests)

(b)    Holdings, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;
(c)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Holdings may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares, in each case, to the extent consideration therefor consists solely of the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;
(d)    Holdings, the Borrower and each Restricted Subsidiary may make payments related to compensation paid or to be paid, or benefits provided or to be provided, in the ordinary course of business;
(e)    Holdings may pay any dividend or distribution or the consummation of any redemption within sixty (60) days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;
(f)    Holdings, the Borrower and the Restricted Subsidiaries may make any payments in connection with the consummation of the Transactions (including, for the avoidance of doubt, any Restricted Payments made or that may be deemed to be made under the terms of the Initial Syndicated Offering or the Capped Call); and
(g)    Holdings, the Borrower and the Restricted Subsidiaries may repurchase, redeem or otherwise acquire shares of Holdings’ Capital Stock in an aggregate amount such that the cash consideration for all acquisitions made pursuant to this clause (g) shall be from and shall not exceed the aggregate amount of cash proceeds received by Holdings, the Borrower and the Restricted Subsidiaries from the exercise of employee stock options.
7.6    Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business line or unit of, or a division of any Person (all of the foregoing, “Investments”), except:
(a)    extensions of trade credit in the ordinary course of business;
(b)    Investments in Cash Equivalents;
(c)    any Guarantee Obligation permitted by Section 7.1;
(d)    loans and advances to officers, directors and employees of any Group Member in the ordinary course of business (including for travel, entertainment, relocation and similar expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any time outstanding;
(e)    [Intentionally Deleted];
(f)    intercompany Investments by (i) any Group Member in any Loan Party; provided that, subject to the Agreed Security Principles any such intercompany Investments to the extent such Investment is a loan or advance owed by a Loan Party to a Group Member that is not a Loan Party in an amount in excess of $5,000,000, subject to the Agreed Security Principles, is, within 60 days of the Closing Date, subject to the Intercompany Subordination Agreement, and (ii) any Group Member that is not a Loan Party to any other Group Member that is not a Loan Party;
(g)    intercompany Investments by any Loan Party in another Group Member (including a Person that becomes a Group Member as a result of such Investments) that, after giving effect to such Investment, is not a Loan Party (including, without limitation, Guarantee Obligations with respect to obligations of any such Group Member, loans made to any such Group Member and Investments resulting from mergers with or sales of assets to any such Group Member), so long as (x) the aggregate amount of such Investments (valued at fair market value) in any trailing 12-month period does not exceed $30,000,000, and (y) no Event of Default has occurred and is continuing; provided, that, on any date, the amount of such Investments in the form of intercompany accounts or other credits repayable on demand shall be deemed to be the net amount of (i) all such Investments made by Loan Parties into Group Members that are not Loan Parties, less (ii) all such Investments made by Group Members that are not Loan Parties into Loan Parties; and provided further that payments on intercompany accounts (including those listed in Schedule 4.29) shall be deemed Investments in the amount of such payments for the purposes of this Section 7.6(g);
(h)    Investments in the ordinary course of business consisting of endorsements for collection or deposit or lease, utility and other similar deposits and deposits with suppliers in the ordinary course of business;
(i)    Investments in connection with Permitted Acquisitions;
(j)    Investments consisting of Hedge Agreements permitted by Section 7.1 (including, for the avoidance of doubt, the Capped Call);
(k)    Investments (i) existing on the Effective Date or (ii) to be made pursuant to legally binding written contracts in existence on the Effective Date or contemplated on the Effective Date, in each case of this clause (ii) as set forth on Schedule 7.6, and in each case of clauses (i) and (ii) above any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any such Investment is not increased at the time of such extension or renewal;
(l)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and

Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or other Persons to the extent reasonably necessary in order to prevent or limit loss or in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business;
(m)    Investments received as consideration in connection with Dispositions permitted under Section 7.4;
(n)    advances of payroll payments to employees in the ordinary course of business;
(o)    Investments to the extent that payment for such Investments is made solely with Capital Stock of Holdings (or by any direct or indirect parent thereof);
(p)    Investments held by a Person that becomes a Restricted Subsidiary after the Closing Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.3 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(q)    Guarantee Obligations by a direct or indirect parent entity of a Group Member of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business of such Group Members;
(r)    Investments consisting of purchases of services in the ordinary course of business and consistent with past practices;
(s)    other Investments by Group Members in an aggregate amount since the Closing Date not to exceed $50,000,000; and
(t)    Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment made pursuant to this Section 7.6.
The amount of any Investment, other than a Guarantee Obligation, shall be (i) the amount actually invested, as determined at the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment, minus (ii) the amount of dividends or distributions actually received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or cash equivalents (not in excess of the amount of Investments originally made).
7.7    Certain Payments and Modifications of Certain Debt Instruments.

(a)    (i) Make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease any Indebtedness incurred pursuant to Section 7.1(x) (including, for the avoidance of doubt, the Initial Syndicated Offering) except for (x) the refinancing thereof with the Net Cash Proceeds of any Permitted Refinancing of any of the foregoing or any Indebtedness (other than Indebtedness that is owed to the Borrower or any Restricted Subsidiary), and (y) the conversion of any Junior Indebtedness to Capital Stock (including any cash settlement of the conversion option in connection with such conversion); or (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of (x) any Junior Indebtedness Document (other than any amendment that is not materially adverse to the Lenders, including any amendment, modification, waiver or other change that would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest) or (y) the Revolving Credit Agreement, unless to the extent prohibited by the Intercreditor Agreement.
(b)    (i) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Organizational Document of any Loan Party or any Pledged Company in any manner materially adverse to the Lenders and (ii) in the case of a Loan Party, modify any name, jurisdiction of organization, organizational identification number or federal identification number unless at least five (5) Business Days prior written notice shall be given to the Administrative Agent (or such shorter period of time reasonably agreed to by the Administrative Agent).
(c)    Make any payment in cash under or for the account of any of the Existing Intercompany Notes, unless, within five (5) Business Days after any such payment is made, the amount of the relevant payment is made available to a Loan Party by way of a transaction permitted under this Agreement.
7.8    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by Holdings, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except:
(a)    transactions between or among Group Members (provided that transactions between (x) any Loan Party, on one hand, and (y) a Group Member that is not a Loan Party, on one other hand on one other hand, in each case shall be on commercially reasonable terms, shall be limited to transactions not otherwise prohibited by this Agreement;
(b)    transactions related to compensation paid or to be paid, or benefits provided or to be provided, in the ordinary course of business;
(c)    any Restricted Payment permitted by Section 7.5; and
(d)    the Transactions.

7.9    [Intentionally Omitted].
7.10    [Intentionally Omitted].
7.11    Changes in Fiscal Periods; Accounting Changes.
(a)    Permit any change in the fiscal year of Holdings.
(b)    Change independent accountants other than to any nationally recognized firm or such other firm reasonably acceptable to the Administrative Agent.
7.12    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired for the benefit of the Lenders with respect to the Obligations other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (d) customary provisions in leases, licenses and other contracts restricting the assignment thereof, (e) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents or any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of Property of any Loan Party to secure the Obligations and (f) any prohibition or limitation that (i) exists pursuant to applicable Requirements of Law, (ii) consists of customary restrictions and conditions contained in any agreement relating to any Liens permitted under Section 7.2, transaction permitted under Section 7.3 or the sale of any property permitted under Section 7.4, (iii) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of a Group Member, (iv) exists in any agreement in effect at the time such Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (v) exists in any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the Properties or assets of any Person, other than the Person or the Properties or assets of the Person so acquired, (vi) exists on the Closing Date and are listed on Schedule 7.12, (vii) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent permitted under this Agreement, (viii) exists or is imposed pursuant to the Revolving Loan Documents or (ix) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in this Section 7.12; provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those in effect prior to such amendment or refinancing (as determined in good faith and certified in writing to the Administrative Agent by a Responsible Officer of the Borrower).

7.13    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower that is not a Loan Party to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of:
(i)    any restrictions existing under the Loan Documents;
(ii)    any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;
(iii)    any restrictions under the Revolving Loan Documents;
(iv)    any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby);
(v)    restrictions and conditions existing on the Closing Date identified on Schedule 7.13 (but not to any amendment or modification expanding the scope or duration of any such restriction or condition);
(vi)    restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement but solely to the extent that such restrictions or conditions apply only to the property or assets subject to such permitted Lien;
(vii)    customary provisions in leases, licenses and other contracts entered into in the ordinary course of business restricting the assignment thereof;
(viii)    customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture;
(ix)    any agreement of a Foreign Subsidiary governing Indebtedness permitted to be incurred or permitted to exist under Section 7.1;
(x)    any agreement or arrangement already binding on a Person when it becomes a Restricted Subsidiary so long as such agreement or arrangement was not created in anticipation of such acquisition;
(xi)    Requirements of Law;
(xii)    customary restrictions and conditions contained in any agreement relating to any transaction permitted under Section 7.3 or the sale of any property permitted under Section 7.4 pending the consummation of such transaction or sale;

(xiii)    any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the Properties or assets of any Person, other than the Person or the Properties or assets of the Person so acquired; or
(xiv)    any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in this Section 7.13; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those in effect prior to such amendment or refinancing (as determined in good faith and certified in writing to the Administrative Agent by a Responsible Officer of the Borrower).
7.14    Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which Holdings and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Transaction) or that are reasonably related, incidental, ancillary or complementary thereto.
7.15    Financial Performance Covenant. The Loan Parties will note permit:
(l)    Minimum Net Revenue. Net Revenue on a consolidated basis to be less than $700,000,000 for each trailing twelve (12) month period (the “Net Revenue Covenant Level”), to be tested quarterly commencing with the fiscal quarter ending June 30, 2020, provided, that, to the extent an Asset Sale occurs and the Net Cash Proceeds of such Disposition are used to prepay the Term Loans in accordance with Section 3.2, then the minimum Net Revenue Covenant Level shall be reduced by an amount equal to the lesser of (x) the proportionate decrease in the outstanding amount of Term Loans as a result of such prepayment and (y) the proportionate decrease in Net Revenue as a result of such Asset Sale for the twelve (12) month period ended as of last fiscal quarter for which such Net Revenue was calculated immediately prior to the consummation of such Asset Sale; provided, that, notwithstanding the foregoing, in no event shall Net Revenue Covenant Level be reduced to less than $550,000,000; and
(m)    Secured Leverage Ratio. The Secured Leverage Ratio, as of the last day of each fiscal quarter set forth in the chart below to be greater than the ratio set forth below opposite such measurement date:

Test Period	Total Secured Leverage Ratio
4 Quarters ending June 30, 2020 through each fiscal quarter thereafter until (and including) the fiscal quarter ending June 30, 2021	5.625:1.00
4 Quarters ending September 30, 2021 and ending each fiscal quarter thereafter	4.50:1.00
SECTION 8. EVENTS OF DEFAULT
8.1    Events of Default. If any of the following events shall occur and be continuing:

(a)    the Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Term Loan, or any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been untrue in any material respect on or as of the date made or deemed made; or
(c)    any Loan Party shall default in the observance or performance of (i) any agreement contained in Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a), Section 6.10(e) or Section 7 of this Agreement or (ii) Section 6.1 or Section 6.2, and such default shall continue unremedied for a period of ten (10) Business Days after the earlier of (i) receipt by the Borrower of written notice thereof from the Administrative Agent or (ii) actual knowledge of Borrower or Holdings; or
(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) receipt by the Borrower of written notice thereof from the Administrative Agent or (ii) actual knowledge of Borrower or Holdings; or
(e)    any Group Member (i) defaults in making any payment when due in respect of any Material Indebtedness (including the Revolving Loan Indebtedness and any Guarantee Obligation or Hedge Agreement that constitutes Material Indebtedness, but excluding the Term Loans); or (ii) defaults in the observance or performance of any other agreement or condition relating to any such Material Indebtedness, including, but not limited to, the Revolving Loan Indebtedness, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder; provided that such failure is unremedied and is not waived by the holders of such Indebtedness; provided further that this clause (e)(ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (y) the holders of the Indebtedness under the Initial Syndicated Offering exchanging or being entitled to exchange such Indebtedness in accordance with its terms; or
(f)    other than a U.K. Group Member (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, examinership or relief of debtors (a “Bankruptcy Law”), seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, examinership, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, liquidator, examiner or other similar official for it or for all or any substantial part of its assets under a Bankruptcy Law, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment, composition, compromise, or arrangement with or for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or other relief with respect to it or its debts or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distress, distraint or similar process against all or any substantial part of the assets of the Group Members, taken as a whole, that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall under applicable law be deemed to be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)    in respect of a U.K. Group Member (i) such U.K Group Member (1) is unable or admits inability to pay its debts as they fall due or is deemed to, or is declared to, be unable to pay its debt under applicable law (in each case, other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets except where the same would result in or require the taking of any corporate action, legal proceedings, insolvency filing, cessation of trading and/or any other procedure or steps referred to in this Section 8.1(g)(ii) below); or (2) suspends or threatens to suspend making payments on any of its debts or (3) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Lenders, the Agents or any other secured party in their capacity as such) with a view to rescheduling any of its indebtedness; or (4) a moratorium is declared in respect of any indebtedness of any U.K. Group Member; provided, that if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium; (ii) any corporate action, legal proceedings or other procedure or formal step is taken in relation to (1) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration of any U.K. Group Member or (2) reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any U.K. Group Member; or (3) a composition, compromise, assignment or arrangement with any creditor (other than any Lenders, the Agents or any other Secured Party in their capacity as such) of any U.K. Group Member; (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any U.K. Group Member or any of its respective assets, or any analogous procedure or step is taken in any jurisdiction (provided, that this Section 8.1(g)(ii) and (iii) shall not apply to (1) any winding-up petition that is frivolous or vexatious and which, if capable of remedy, is discharged, stayed or dismissed within 30 days of commencement or, if earlier, the date on which it is advertised (or such other period as agreed between the Borrower, Holdings and the Administrative Agent); or (2) (in the case of an application to appoint an administrator or commence proceedings) any proceedings which Agent is satisfied will be withdrawn before it is heard or will be unsuccessful); or (iv) an expropriation, attachment, sequestration, distress or execution or analogous process in any jurisdiction affects any asset or assets of a U.K. Group Member, provided that the affected assets (or the affected portion of any such assets, as the case may be) has a value in excess of $25,000,000 and the expropriation, attachment, sequestration, distress, execution or other analogous process is not discharged within 30 days of commencement;
(h)    (i) one or more ERISA Events shall have occurred, (ii) the present value of all accrued benefits under each Single Employer Plan (determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA) exceed the value of the assets of such Plan allocable to such accrued benefits; (iii) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Group Members and the Controlled Group Entities were to withdraw completely from any and all Multiemployer Plans; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
(i)    one or more judgments or decrees shall be entered against any Group Member and the same shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof and any such judgments or decrees is for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), of $25,000,000 or more or is for injunctive relief which could reasonably be expected to have a Material Adverse Effect; or
(j)    any Security Documents relating to material assets of the Group Members, taken as a whole, shall cease, for any reason, to be in full force and effect, or any Loan Party or any Subsidiary of any Loan Party shall so assert, or any Lien created by any of the Security Documents relating to material assets of the Group Members, taken as a whole, shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than because of any action by the Collateral Agent); or any Loan Party or any Subsidiary of any Loan Party shall so assert; or
(k)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Subsidiary of any Loan Party shall so assert; or
(l)    the ordinary shares of Holdings cease to be listed or quoted on The NASDAQ Global Market (or any of their respective successors) unless they are substantially simultaneously relisted on another nationally recognized stock exchange; or
(m)    (i) any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “senior debt,” “senior indebtedness,” “designated senior debt,”

“guarantor senior debt” or “senior secured financing” (or any comparable term) under, and as defined in, any Junior Indebtedness Documentation evidencing Material Indebtedness, (ii) the subordination provisions set forth in any Junior Indebtedness Documentation evidencing Material Indebtedness shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of such Junior Indebtedness, if applicable or (iii) any Loan Party, any Subsidiary of any Loan Party shall assert any of the foregoing;
(n)    in the case of any Syndicated Offering, holders of such Junior Indebtedness shall have submitted one or more exchange notices (or similar type of notice) in accordance with the terms thereof requiring an exchange of Indebtedness for cash in an aggregate principal amount in excess of $25,000,000 (the “Exchange Threshold”), provided, that no Event of Default shall occur under this clause (n) to the extent the Borrower or Holdings has received proceeds of Junior Indebtedness (to the extent permitted in accordance with this Agreement) in an amount greater than or equal to the Exchange Threshold no later than forty (40) Trading Days of submission of such exchange notices; or
(o)    one or more final and non-appealable judgments or decrees shall be entered against any Group Member or any Group Member shall enter into any settlement, in each case, to the extent that (x) any such judgments, settlements or decrees is for the payment of money, individually or in the aggregate, in excess of $250,000,000, provided, that no Event of Default shall occur under this clause (o)(x) to the extent that, prior to any payment (including any settlement) in respect of any such judgments, settlements or decrees (and in any event within six (6) months after the date that such judgments, settlements or decrees are entered or entered into in the case of any settlement), such Group Member has received proceeds of Qualified Capital Stock or Junior Indebtedness (to the extent permitted in accordance with this Agreement) in an amount greater than the amount of such judgments, settlements or decrees that is in excess of $250,000,000 or (y) Group Members pay, in the aggregate, $50,000,000 or more in respect of such judgments, settlements or decrees in any 12-month period (including in connection with any payment plan or settlement thereof), other than to the extent such payments are made with proceeds of Qualified Capital Stock or Junior Indebtedness (to the extent permitted in accordance with this Agreement);
then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.
SECTION 9. THE AGENTS
9.1    Appointment.
(a)    Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender (and, if applicable, each other Secured Party) irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.
(b)    Each of the Secured Parties hereby irrevocable designates and appoints Ares Capital Corporation as collateral agent of such Secured Party under this Agreement and the other Loan Documents, and each such Secured Party irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf as are necessary or advisable with respect to the Collateral under this Agreement or any of the other Loan Documents, together with such powers as are reasonably incidental thereto. The Collateral Agent hereby accepts such appointment. The Collateral Agent declares that it holds the Collateral under any U.K. Security Document on trust for the Secured Parties.
9.2    Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
9.3    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, members, partners, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or any Specified Hedge Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or any Specified

Hedge Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified Hedge Agreement or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Hedge Agreement, or to inspect the properties, books or records of any Loan Party.
9.4    Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. The Administrative Agent shall deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans and all other Secured Parties.
9.5    Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.
9.6    Non-Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement or any Specified Hedge Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any Specified Hedge Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
9.7    Indemnification. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.5 to be paid by it to any Agent Related Party (or any sub-agent thereof), each Lender severally agrees to pay to such Agent Related Party (or any such sub-agent thereof) such Lender’s Term Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that (a) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any Agent Related Party (or any such sub-agent thereof) and (b) no Lender shall be liable for the payment of any portion of such unreimbursed expense or indemnified loss, claim, damage, liability or related expense that is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder.
9.8    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender,” “Lenders,” “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

9.9    Successor Administrative Agent.
(a)    The Administrative Agent and the Collateral Agent may resign as Administrative Agent and Collateral Agent, respectively, upon ten (10) days’ notice to the Lenders and the Borrower. If the Administrative Agent or Collateral Agent, as applicable, shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s, as applicable, rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as applicable, or any of the parties to this Agreement or any holders of the Term Loans. If no successor agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the date that is ten (10) days following a retiring Administrative Agent’s or Collateral Agent’s, as applicable, notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s, as applicable, resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s or Collateral Agent’s, as applicable, resignation as Administrative Agent or retiring Collateral Agent’s resignation as Collateral Agent, as applicable, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents.
(b)    Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders (determined after giving effect to the final paragraph of Section 10.1) may by notice to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date ten (10) Business Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).
9.10    Agents Generally. Except as expressly set forth herein, the Agents shall not have any duties or responsibilities hereunder in its capacity as such.
9.11    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents, the Specified Hedge Agreements, or institute any actions or proceeds, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent; provided that the foregoing shall not prohibit any Lender from filing proofs of claim during the pendency of a proceeding relative to any Loan Party under any bankruptcy or other debtor relief law.
9.12    Withholding Tax. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loans and the repayment, satisfaction or discharge of all obligations under this Agreement.
9.13    Administrative Agent May File Proof of Claims. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties and the Administrative Agent (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under the Loan Documents) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents.

9.14    Lender Representations.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:
(i)    none of the Administrative Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies,
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans and this Agreement is a fiduciary under ERISA or Code, or both, with respect to the Term Loans and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Term Loans or this Agreement.
(c)    The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans and this Agreement, (ii) may recognize a gain if it extended the Term Loans for an amount less than the amount being paid for an interest in the Term Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 10. MISCELLANEOUS
10.1    Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
(i)    forgive the principal amount or extend the final scheduled date of maturity of any Term Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or forgive or reduce any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the holders of more than 50% of the aggregate unpaid principal amount of the affected Tranche of Term Loans then outstanding and (y) that any amendment or modification of financial covenants or defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that neither any amendment, modification or waiver of a mandatory prepayment required hereunder, nor any amendment of Section 3.2 or any related definitions including Asset Sale or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, any principal installment of any Term Loan or Note or other amendment, modification or supplement to which this clause (i) is applicable;
(ii)    eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender;
(iii)    reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release Holdings or all or substantially all of the Secured Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders;
(iv)    amend, modify or waive any provision of Section 3.8(a) or Section 10.7(a) of this Agreement or Section 6.5 of the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders;
(v)    amend, modify or waive any provision of Section 9 without the written consent of each Agent adversely affected thereby;
(vi)    amend, modify or waive any provision of Section 9.6 to further restrict any Lender’s ability to assign or otherwise transfer its obligations hereunder without the written consent of all Lenders adversely affected thereby; and

(vii)    amend, modify or waive (A) any provision of any Loan Document so as to alter the ratable sharing of payments required thereby or (B) the definition of “Qualified Counterparty,” “Specified Hedge Agreement,” or “Obligations,” in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Term Loans.
In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent or a Person reasonably acceptable to the Administrative Agent shall have the right but not the obligation to purchase at par from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Term Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all such Term Loans held by such Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption. In addition to the foregoing, the Borrower may replace any Non-Consenting Lender pursuant to Section 3.13.
Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated), modified or supplemented with the written consent of the Administrative Agent and the Borrower to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.
Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that, subject to the limitations set forth in the first paragraph of this Section 10.1, any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.
10.2    Notices.
(a)    All notices and other communications provided for hereunder shall be either (x) in writing (including telecopy or e-mail communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 10.2(b) as follows:
(i)    if to the Borrower, at its address at 100 Cyberonics Blvd, Houston, TX, 77058, United States, Attention Chief Financial Officer, with a copy to General Counsel, 20 Eastbourne Terrace London, W2 6LG United Kingdom;
(ii)    if to the Collateral Agent or the Administrative Agent, at its address at 2000 Avenue of the Stars, 12th Floor, Los Angeles. CA 90067, Attention: Doug Dieter and a copy to Katherine G. Weinstein, Esq., Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties;
provided, however, that materials and information described in Section 10.2(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given or made upon the earlier of (i) actual receipt by the relevant party hereto, (ii) if delivered by hand or courier, when signed for by or on behalf of the relevant party hereto, and (iii) four days after having been mailed; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that notices and communications to any Agent pursuant to Sections 2 and 9 shall not be effective until received by such Agent). Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.
(b)    The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Agents in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.
(c)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS, EXCEPT TO THE EXTENT THE LIABILITY OF SUCH PERSON IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “ADMINISTRATIVE AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.
The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loans and other extensions of credit hereunder and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and so long as the Commitments of any Lender have not been terminated.
10.5    Payment of Expenses; Indemnity.
(a)    The Borrower agrees (i) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, execution and delivery, and any amendment, waiver, supplement or modification to, this Agreement and the other documents prepared in connection herewith or therewith, any security arrangements in connection therewith and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable invoiced fees and disbursements of counsel (including local counsel in any relevant jurisdiction) to such parties and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter and (ii) to pay or reimburse each Lender and Agent for all its documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and invoiced fees and disbursements of counsel to such parties and any documented costs and expenses incurred during any workout or restructuring.
(b)    The Borrower agrees (i) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (ii) to pay, indemnify, and hold each Lender and Agent and the Joint Bookrunners and their respective affiliates (including, without limitation, controlling persons) and each member, partner, director, officer, employee, advisor, agent, affiliate, successor, partner, member, representative and assign of each of the forgoing (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Term Loans, or violation of, noncompliance with or liability under, any Environmental Law relating to the presence, Release or threat of Releases of or exposure to any Materials of Environmental concern relating to any Group Member or any of the Properties, and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (ii), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Indemnified Persons. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee except to the extent found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Indemnified Persons. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Chief Financial Officer, at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Term Loans and all other amounts payable hereunder. Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    To the fullest extent permitted by applicable law, neither the Borrower nor any Indemnitee shall assert, and each of the Borrower and each Indemnitee does hereby waive, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof; provided that the foregoing shall not limit the indemnification obligations of the Borrower under clause (b) above to the extent they arise from claims of third parties against an Indemnitee for such special, indirect, consequential or punitive damages. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(d)    The Borrower shall not, without the prior written consent of the Indemnitee, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnitee is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnitee from all liability arising out of such proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnitee.
(e)    The Borrower will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the Borrower’s consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee; provided that this Section 10.5(e) shall not apply to those settlements where the Borrower was offered the ability to assume the defense of the action that directly and specifically related to the subject matter of such settlement and elected not to assume such defense.
(f)    All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
10.6    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except (x) to an assignee in accordance with the provisions of paragraph (b) of this Section, (y) by way of participation in accordance with the provisions of paragraph (e) of this Section or (z) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors as assigns permitted hereby, Participants to the extent provided in paragraph (e) of this Section 10.6 and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches of Loans (if any) on a non-pro rata basis;
(iii)    no consent shall be required for any assignment except to the extent required by paragraph (b)(i) of this Section and, in addition, the consent of:
(A)    the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received a draft of the relevant Assignment and Assumption or (z) such assignment is made prior to the date that is 90 days after the Effective Date; and
(B)    the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of each of the Term Facilities if such assignment is to an Assignee that is not a Lender, an Affiliate of a Lender or an Approved Fund;
(iv)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that payment of only one processing fee shall be required in connection with simultaneous assignments to two or more Approved Funds); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.
(v)    no assignment shall be permitted to be made to Holdings or any of its Subsidiaries or Affiliates other than on the following basis:
(A)    no Default or Event of Default has occurred or is continuing at the time of such assignment or would result from such assignment;
(B)    Holdings, the Borrower or any of their respective Subsidiaries may make one or more offers (each, an “Offer”) to repurchase all or any portion of any Tranche of Term Loans (such Term Loans, the “Offer Loans”); provided that, (1) Holdings, the Borrower or such Subsidiary delivers a notice of such Offer to the Administrative Agent and all Lenders no later than noon (New York City time) at least five (5) Business Days in advance of a proposed consummation date of such Offer indicating (w) the last date on which such Offer may be accepted, (x) the maximum dollar amount of such Offer, (y) the repurchase price per dollar of principal amount of such Offer Loans at which Holdings, the Borrower or such Subsidiary is willing to repurchase such Offer Loans and (z) the instructions, consistent with this Section 10.6(b)(v) with respect to the Offer, that a Lender must follow in order to have its Offer Loans repurchased; (2)  Holdings, the Borrower or such Subsidiary shall hold such Offer open for a minimum period of two (2) Business Days; (3) a Lender who elects to participate in the Offer may choose to sell all or part of such Lender’s Offer Loans; (4) such Offer shall be made to the Lenders holding the Offer Loans on a pro rata basis in accordance with the respective principal amount then due and owing to the Lenders; provided that, if any Lender elects not to participate in the Offer, either in whole or in part, the amount of such Lender’s Offer Loans not being tendered shall be excluded in calculating the pro rata amount applicable to the balance of such Offer Loans; and (5)  such Offer shall be conducted pursuant to such procedures the Administrative Agent may establish in consultation with the Borrower (which shall be consistent with this clause (B)) and that a Lender must follow in order to have its Offer Loans repurchased;
(C)    with respect to all repurchases made by Holdings, the Borrower or their respective Subsidiaries, such repurchases shall be deemed to be voluntary prepayments pursuant to Section 3.1 in an amount equal to the aggregate principal amount of such Term Loans;
(D)    following repurchase by Holdings, the Borrower or any of their respective Subsidiaries, (1) all principal and accrued and unpaid interest on the Term Loans so repurchased shall be deemed to have been paid for all purposes and no longer outstanding (and may not be resold by Holdings, the Borrower or such Subsidiary), for all purposes of this Agreement and all other Loan Documents and (2) Holdings, the Borrower or any of their respective Subsidiaries, as the case may be, will promptly advise the Administrative Agent of the total amount of Offer Loans that were repurchased from each Lender who elected to participate in the Offer; and
(E)    any Term Loans purchased by or assigned to Holdings, the Borrower or any of their respective Subsidiaries shall be automatically, immediately and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder; and
(vi)    no assignment shall be permitted to be made to a natural person.
Except as otherwise provided in clause (v) above, subject to acceptance and recording thereof pursuant to paragraph (d) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.9, 3.10, 3.11 and 10.5; provided, with respect to such Section 3.10, that such Lender continues to comply with the requirements of Sections 3.10 and 3.10(e). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
(c)    [Intentionally Omitted].

(d)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and interest owing with respect to the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Subject to the penultimate sentence of this paragraph (d), the entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In the case of an assignment to an Affiliate of a Lender or an Approved Fund pursuant to paragraph (c), as to which an Assignment and Assumption and an administrative questionnaire are not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register (a “Related Party Register”) comparable to the Register on behalf of the Borrower. The Register or Related Party Register shall be available for inspection by the Borrower and any Lender at the Administrative Agent’s office at any reasonable time and from time to time upon reasonable prior notice. Except as otherwise provided in paragraph (c) above, upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(iv) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. Except as otherwise provided in paragraph (c) above, no assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register (or, in the case of an assignment pursuant to paragraph (c) above, the applicable Related Party Register) as provided in this paragraph (d). The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”
(e)    Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no participation shall be permitted to be made to Holdings or any of its Subsidiaries or Affiliates, nor any officer or director of any such Person. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 to the same extent as if it were a Lender (subject to the requirements and obligations of those sections including the documentary requirements in Section 3.10(e)) and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Sections 3.12 and 3.13 as if it were an assignee under paragraph (b) of this Section. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender; provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower and solely for tax purposes, maintain a register complying with the requirements of Section 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The entries in the Participant Register shall be conclusive and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(f)    A Participant shall not be entitled to receive any greater payment under Section 3.9, 3.10 or 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant had no such participation been transferred to such Participant, unless the entitlement to a greater payment results from a change in any Requirement of Law after the date such Participant became a Participant.
(g)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest or to any such sale or securitization; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

10.7    Sharing of Payments; Set-off.
(a)    Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall, at any time after the Term Loans and other amounts payable hereunder shall become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a director creditor of each Loan Party in the amount of such participation to the extent provided in clause (b) of this Section 10.7.
(b)    In addition to any rights and remedies of the Lenders provided by law, subject to Section 9.11, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower, and to the extent permitted by applicable law, upon the occurrence of any Event of Default which is continuing, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, no amount set off from any Loan Party (other than the Borrower) shall be applied to any Excluded Swap Obligations of such Loan Party (other than the Borrower).
(c)    Notwithstanding anything to the contrary contained herein, the provisions of this Section 10.7 shall be subject to the express provisions of this Agreement which require or permit differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
10.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic mail (in “.pdf” or similar format) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Borrowing Notices, amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary no Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Agent pursuant to procedures approved by it.
10.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
10.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
10.12    Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the address set forth in Section 10.2 or on the signature pages hereof, as the case may be, or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
10.13    Acknowledgments. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14    Releases of Guarantees and Liens.
(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including, without limitation, (x) the release of any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder, (y) the release from the Collateral of any assets disposed to a Person other than a Loan Party in accordance with this Agreement and (z) the release from the Collateral of any assets of any Person that ceases to be a Guarantor in accordance with this Agreement ) or that has been consented to in accordance with Section 10.1; provided that no such release shall occur if (x) such Guarantor continues to be a guarantor in respect of any Junior Indebtedness or (y) such Collateral continues to secure any Junior Indebtedness or (ii) under the circumstances described in paragraph (b) below.
(b)    At such time as (i) the Term Loans and the other Obligations (other than Unasserted Contingent Obligations) shall have been paid in full and (ii) the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. At such time, the Collateral Agent shall take such actions as are reasonably necessary, at the cost of the Borrower, to effect each release described in this Section 10.14 in accordance with the relevant provisions of the Security Documents.
10.15    Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential in accordance with its customary procedures; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender, any Affiliate of a Lender or any Approved Fund (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) subject to an agreement to comply with confidentiality provisions at least as restrictive as the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, members, partners, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (d) upon the request or demand of any Governmental Authority (including, without limitation, public disclosures by any Agent or Lender or any Agent Related Party required by the Securities and Exchange Commission or any other governmental or regulatory authority), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g)  that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 10.15), (h)  to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.
10.16    WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.17    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the specified currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to such Lender in the specified currency, such Lender agrees to remit such excess to the Borrower.

10.18    Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.
10.19    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any party hereto that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effect of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.